UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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COMMERCIAL VEHICLE GROUP, INC.
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2022
Proxy Statement
Notice of Annual Meeting of Stockholders

CVG
TABLE OF CONTENTS

Securities Authorized for Issuance under Equity Compensation Plans	67
CEO Pay Ratio Disclosure	68
Section 16(a) Beneficial Ownership Reporting Compliance	68
Other Matters - Submission of Stockholders’ Proposals and Additional Information	69
Soliciting Proxies	70

FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES
Some of the information we provide in this proxy statement is forward-looking and therefore could change over time to reflect changes in the environment in which CVG operates. For details on uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, see our SEC filings. We do not undertake to update our forward-looking statements.

For Reconciliation of GAAP to Non-GAAP financial measures disclosed in this proxy statement, reference is made to Exhibit 99.1 to Company's current report on Form 8-K (File No. 001-34365), filed on March 1, 2022.

Fellow Shareholders,

2021 was a good year in the history of our Company, and for the future of our Company.

Our base markets have good continuing demand, but supply chain challenges are hindering optimum performance globally. We are operating in the new-normal COVID disrupted environment. We are resetting our business model in many areas to prosper in this global environment and with these new realities.

We continued our strategic quest to add new targeted organic business and we have won new business worth >$2 billion in lifetime revenue, or >$475 million per year when fully ramped up.

We are staying true to our Company's purpose and values:

Good 2021 Performance

CVG had a good year in 2021 as revenue increased 35% to a record $972 million, adjusted operating income increased 121% to $53 million, and the Company added another 20% of pro-forma future business with >$200 million of new annualized business won during the year. The Company is doing especially well in the global Electric Vehicle market.

We Have a Three Point Strategy

Strategic Point One: Strengthen the Company's revenue profile with new business in new markets, with new customers, and with new products. The organic portion of this program has exceeded expectations and the Company's entry into Electric Vehicles has been well received. We have secured >$2 billion of lifetime revenue, at over $475 million per year when fully ramped up. We have begun a targeted M&A program to further achieve these objectives.

Strategic Point Two: Improve the profitability and ROIC of the Company's legacy business. As a result of inflationary costs and inadequate price agreements, the Company had a significant amount of its revenue at zero profit during 2021. These agreements have had to be renegotiated globally. Some patience has been required as we had expiration dates and notification dates and some of this work is still underway.

EV
CVG

Strategic Point Three: Improve the Company's balance sheet, increase free cash flow, and pay down debt. The Company invested >$80 million in 2021 into operating working capital to support >$250 million in revenue growth, adding inventory profiles for new program launches, and adding buffer inventory to guard against COVID-based supply chain disruptions. The COVID impact is steady-state now, we are correcting zero-profit business, and we are winning new desirable business.

Our Strategy is Working and Delivering Results

Oksana Tsymbalista produces electrical harnesses for Volkswagen in CVG's Czech Republic facility

CVG

Rising to the Challenge and Finding a Way

2022 is underway with a continuation of the Company's business environment and strategic goals. Some of the challenges we face include a 40-year high inflation, rising interest rates, and the senseless Russian invasion of Ukraine. Demand in our core markets is still strong, we have new business ramping up, and we have already won almost $100 million of additional business in 2022 through mid-April. It is an environment for strong management teams, and we are selectively adding to our depth.

We are excited and optimistic about CVG's future. Thank you for your investment in CVG.

Harold Bevis
President, CEO
April 20, 2022

Notice of Annual Meeting of Stockholders
Due to the public health impact of the coronavirus (“COVID-19”) pandemic and to support the health and well-being of our employees and stockholders, this year’s Annual Meeting of Stockholders (“Annual Meeting”) will be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CVGI2022.

Date	Thursday, May 19, 2022
Time	1:00 p.m. Eastern Time
Virtual Meeting
This year’s meeting is a virtual stockholder meeting at www.virtualshareholdermeeting.com/CVGI2022. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.

Record Date	March 30, 2022. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Proxy Voting
Make your vote count. Please vote your shares promptly to ensure the presence of a quorum during the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expense of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope with postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option. We are requesting your vote to:

Items of Business
(1)To elect seven director nominees named in the accompanying Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders;

(2)To approve, on a non-binding advisory basis, the compensation of our named executive officers;

(3)To ratify the appointment of KPMG LLP as the independent registered public accounting firm of CVG for the fiscal year ending December 31, 2022; and

(4)To transact such other business as may properly come before the meeting or any adjournment or postponement.

Meeting Details	See “Proxy Summary” and “Other Matters” for details.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 19, 2022: The Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2021 Annual Report to Stockholders are available at www.cvgrp.com/proxy and www.proxyvote.com. These proxy materials are first being sent or made available to stockholders commencing on or about April 20, 2022.

By Order of the Board of Directors,
Aneezal H. Mohamed
Chief Legal Officer, Compliance Officer and Secretary
April 20, 2022

Proxy Summary
This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all the information that you should consider, and you should carefully read the entire proxy statement and our 2021 Annual Report to Stockholders before voting. The Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2021 Annual Report to Stockholders are available at www.cvgrp.com/proxy and www.proxyvote.com and are first being sent or made available to stockholders commencing on or about April 20, 2022.
About Us
Headquartered in New Albany, Ohio, Commercial Vehicle Group, Inc. (“CVG”) is a global provider of vehicle solutions, electrical systems, warehouse automation, and aftermarket services. CVG's corporate purpose and values are to make the world a better place through our products and actions; employ a diverse and inclusive workforce; let our results do the talking and hold each other accountable; have fun and help each other.

We have manufacturing operations in the United States, Mexico, China, United Kingdom, Belgium, Czech Republic, Ukraine, Thailand, India and Australia. Our products are primarily sold in North America, Europe, and the Asia-Pacific region.

We primarily manufacture customized products to meet the requirements of our customer. We believe our products are used by a majority of the North American Commercial Truck manufacturers, many construction vehicle original equipment manufacturers and top e-commerce retailers.

Governance and Board Highlights

6 of our 7 director nominees are independent
Independent, non-executive Chairman of the
      Board
Ongoing Board refreshment: two new experienced directors added in the last 12 months

Two of our director nominees are gender or
      racially diverse
Director nominees with diverse business
      experiences, backgrounds and expertise in a wide range of fields

Significant Board engagement on strategy and
      capital deployment

Board oversight and engagement relating to
      the company’s work during the COVID-19
      pandemic
Board monitors corporate culture
Directors interact with key talent through
      Board discussions and
      planned one-on-one sessions
Well-developed Board and individual director evaluation process

Annual election of directors

director evaluation process (page 24) Annual election of directors with majority voting Director service on other public company boards is limited to three or just their own board if a director is an executive of another public company
Our 2022 Board Nominees

7 Nominees

------Years of Service on Board of Directors------	Robert C. Griffin	Harold C. Bevis
2 4 1 0-2 years 3-10 years 11-16 years
Chairman of the Board
Retired Head of Investment Banking, Americas, Barclays
Retired member of the Executive Committee
 for the Montgomery Division of
Banc of America Securities
Age: 74
Director since 2005
Independent
President and Chief Executive Officer Former President, CEO and Director, Xerium Technologies; and former Chairman and CEO of Boxlight Corporation Age: 62 Director since 2014
----------------Nominee Ages (years)----------------
4 1 2 50-60 61-65 66-74 Average age is 61 years

	Roger L. Fix	Ruth Gratzke
	Retired CEO and President, Director and Non-Executive Board Chairman, Standex International Corporation Age: 68 Director since 2014 Independent Committees: C, N	President and Chief Executive Officer, Siemens Industry, Inc. Age: 50 Director since 2021 Independent Committees: A, N

-----------------Skills and Experience-----------------
Griffin Bevis Fix Gratzke Nauman Rancourt Ray
Board Leadership ✓ ✓ ✓ ✓ ✓ ✓
Financial expertise ✓ ✓ ✓ ✓ ✓ ✓ ✓
Operations experience ✓ ✓ ✓ ✓ ✓ ✓ ✓
International experience ✓ ✓ ✓ ✓ ✓ ✓ ✓	J. Michael Nauman	Wayne M. Rancourt
	Retired President, Chief Executive Officer and Board Member of Brady Corporation Age: 59 Director since 2021 Independent Committees: A, C	Retired Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company Age: 59 Director since 2016 Independent Committees: A, C

-----------Gender and Racially Diversity------------- 29%
James R. Ray
Retired President, Engineered Fastening, Stanley Black & Decker, Inc. Age: 58 Director since 2020 Independent Committees: A, N
A: Audit C: Compensation N: Nominating, Governance and Sustainability

Virtual Annual Meeting of Stockholders
ime and Date Wednesday, November 4, 2020 10:00 a.m. Eastern Time Place Virtual Meeting www.virtualshareholdermeeting.com/CAH2020 Record Date September 8, 2020
Due to COVID-19, this year’s Annual Meeting will be conducted exclusively online without an option for physical attendance. We are sensitive to the public health and travel concerns of our stockholders and employees and the protocols that federal, state and local governments may impose. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CVGI2022 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, voting instruction form or proxy card that was sent to you with this proxy statement.

Roadmap to Voting Matters
Stockholders will be asked to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1: To elect seven director nominees named in this Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders	FOR each director nominee	17
Proposal 2: To vote on a non-binding advisory proposal on the compensation of the named executive officers	FOR	35
Proposal 3: To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022	FOR	36

How to Vote in Advance of the Annual Meeting
You can vote on matters presented at the Annual Meeting in four ways:
1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR
2) You can vote over the Internet, OR
3) You can vote by telephone, OR
4) You can attend the virtual Annual Meeting and vote online during the Annual Meeting.
If you properly fill out your proxy card and send it to us, or submit your proxy over the Internet or by telephone, in each case, prior to the Annual Meeting, your shares will be voted at the Annual Meeting as you have directed. If you do not specify a choice on your properly submitted proxy, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the approval of the compensation of our named executive officers and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.
You can submit a proxy by Internet by logging onto www.proxyvote.com and following the instructions.
You can submit a proxy by telephone by dialing 1-800-690-6903 and following the instructions.
To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page.Internet Visit 24/7 www.proxyvote.com Telephone Call the toll-free number 1-800-690-6903 within the United States, U.S. territories or Canada and follow the instructions provided by the recorded message Mail Mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope

Questions and Answers About Voting
Q    Who can attend the meeting?
A    All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting by entering the 16-digit control number that is printed in the box marked by the arrow on your proxy card.
Please note that if you hold your shares in “street name” (that is, beneficially through a broker or other nominee), you must obtain a proxy from your financial institution and use the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting.
Q    If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A    If you hold shares beneficially in street name, in order to ensure your shares are voted, you must provide voting instructions to your broker. If you do not provide timely voting instructions to your broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Your broker will have the discretion to vote your shares on “routine” matters, but your broker will be able to vote your shares on “non-routine” matters only if you provide instructions on how to vote. Therefore, you should follow the directions provided by your broker regarding instructions to vote your shares. The ratification of KMPG LLP as our independent registered public accounting firm for 2022 is the only routine matter on which your broker will have discretionary voting authority. All other matters to be voted on at the Annual Meeting are “non-routine” and thus non-discretionary for voting purposes.
Q    Can I change my vote or revoke my proxy after I have mailed my proxy card?
A    Yes, you can revoke your proxy at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:
•First, you can send a written notice to CVG's Chief Legal Officer, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy.
•Second, you can complete and submit a later dated proxy.
•Third, you can attend the virtual Annual Meeting and vote online during the Annual Meeting.
Simply attending the meeting, however, will not revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice to the Chief Legal Officer, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to revoke your proxy.

Q    How are votes counted?
A    Stockholders of record of our common stock as of the close of business on March 30, 2022 are entitled to vote at the annual meeting. As of March 30, 2022, there were 32,945,987 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your shares will nevertheless be treated as present and entitled to vote. Your shares, therefore, will be counted in determining the existence of a quorum. Abstentions will have no effect on the outcome of the vote on the election of directors and will count as a vote against the other proposals. Under Delaware law, “broker non-votes,” as defined later in this proxy statement, are also counted for purposes of determining whether a quorum is present. Broker non-votes will have no effect on the outcome of any proposal to be voted on at the Annual Meeting.
Q    How are proxies being solicited and who pays for the solicitation of proxies?
A    Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.
Q    Can I access this proxy statement and the Company’s 2021 Annual Report on Form 10-K electronically?
A    The proxy statement and our 2021 Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through the Broadridge Proxy Vote website at www.proxyvote.com.

Voting and Revocability of Proxies
When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the Annual Meeting.
Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
1.    FOR the election of the nominees for directors named in this proxy statement;
2.    FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement;
3.    FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2022.
In addition, if other matters are properly brought before the Annual Meeting and we do not have notice of these matters within a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the discretion of the persons appointed as proxies in the proxy card. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.
Returning your completed proxy will not prevent you from voting online during the Annual Meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, your proxy may be revoked at any time prior to its exercise either by giving written notice to our Chief Legal Officer, Compliance Officer and Secretary prior to the Annual Meeting, by submission of a later-dated proxy or attending the virtual Annual Meeting online and voting during the Annual Meeting.
At the Annual Meeting, the inspector of election will determine the presence of a quorum and will tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain,” as well as proxies held in street name by brokers for which the beneficial owner does not provide voting instructions on non-routine matters (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the Annual Meeting.
The seven nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, any shares of common stock present in person or by proxy at the Annual Meeting but not voted for any reason, including abstentions and broker non-votes, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number or percentage of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

Record Date and Share Ownership
Only stockholders of record of the common stock on our books at the close of business on March 30, 2022 will be entitled to vote at the Annual Meeting. On that date, we had 32,945,987 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, Ohio 43054, for a period of ten (10) days prior to the meeting; however, in light of the COVID-19 pandemic, please contact Aneezal Mohamed at (614) 289-0326 or by email at Aneezal.Mohamed@cvgrp.com to coordinate your review. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

Corporate Governance
Proposal 1 —
Election of Directors

Our Board currently has seven members. The Board has nominated seven nominees -- Harold C. Bevis, Roger L. Fix, Ruth Gratzke, Robert C. Griffin, J. Michael Nauman, Wayne M. Rancourt and James R. Ray -- for election as directors at the Annual Meeting, and such nominees will, if elected, serve for a term expiring at the annual meeting of stockholders in 2023.
Each of the director nominees has agreed to be named in this proxy statement, to serve as director if elected and has been nominated by the Board, following a recommendation by the Nominating, Governance & Sustainability Committee (the "NG&S Committee"). All seven nominees currently serve as directors of the Company. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named on the enclosed proxy card as proxy holders will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors. The seven persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the Annual Meeting will be elected. A vote to “WITHHOLD” on the election of directors and broker non-votes will have no effect on the outcome of the election of directors.

Recommendation of the Board

The Board recommends that you vote FOR the election of the nominees listed on pages 18 through 24.

Board Membership Criteria: What we look for
The NG&S Committee has used, over the last few years, a formal process to identify potential candidates for nomination as directors. In the formal process, the NG&S Committee has retained an executive search firm to identify potential candidates for consideration by the NG&S Committee and the Board. Generally, candidates have significant business experience. The NG&S Committee considers properly submitted stockholder recommendations for candidates for the Board. The NG&S Committee has established criteria that identify desirable experience for prospective Board members, including experience as an officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the NG&S Committee does not have a formal diversity policy with respect to nominees, the NG&S Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the NG&S Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The NG&S Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The NG&S Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad fiduciary responsibilities on behalf of all stockholders. The NG&S Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Our Director Nominees
The Board seeks members that possess the experience, skills and diverse backgrounds to perform effectively in overseeing our current and evolving business and strategic direction and to properly perform the Board’s oversight responsibilities. All director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have business acumen, global business experience and financial expertise, as well as public company board experience. In addition, two of the six director nominees are gender or ethnically diverse. Each director nominee has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees other than our Chief Executive Officer are independent.

Age 74 Director since 2005 Independent Director	Robert C. Griffin
Chairman of the Board of CVG Head of Investment Banking, Americas, Barclays (retired)
Background
Robert C. Griffin has served as a Director since July 2005, and was elected Chairman in 2019. Mr. Griffin’s career spanned over 25 years in the financial sector until he retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. Since 2005, he has served on a number of boards, both public and private, including during the last five years, the boards of the following public companies: The J.G. Wentworth Company (ending in 2018), and Builders FirstSource, Inc. (ending in 2019).
Qualifications
Mr. Griffin has a broad understanding of the financial and investment world. He has over sixteen years of experience in senior and executive management positions with large corporations which included responsibility for determining and executing successful strategies. Mr. Griffin has also served as Chairman of the Board of Directors of another public company, been on numerous committees of each company where he has served as a Director and brings a depth of knowledge about corporate governance from those roles to his service on the Board of Commercial Vehicle Group. Mr. Griffin earned a Master of Business Administration degree from Northwestern University and a Bachelor of Science degree in Finance from Miami University.

Age 62 Director since 2014	Harold C. Bevis
President and Chief Executive Officer of CVG
Background
Harold C. Bevis has served as President and Chief Executive Officer since March 2020 and as a Director since June 2014. He brings 30+ years of leadership experience to the position, including 25+ years of experience as a business leader with leadership assignments at GE and Emerson Electric; and 17 years of experience as a CEO, President and Director of global manufacturing companies. He has worked in public companies for 15+ years and private companies for 15+ years. Mr. Bevis served as President, Chief Executive Officer and Director of Xerium Technologies, Inc. (NYSE:XRM) from August 2012 to April 2017, and served as Chairman and CEO of Boxlight Corporation (NASDAQ: BOXL) from January 2020 to March 2020 and served as a Director of Boxlight Corporation from March 2018 to March 2020.
Qualifications
Mr. Bevis has broad strategic, operational, management and governance experience. He has over 25 years of experience in senior and executive management positions with multi-national corporations including responsibility for determining and executing successful business growth, profit improvement, building high performing teams, and be a responsible corporate citizen. Mr. Bevis has also served on eight Boards of Directors and on Audit, Compensation and Governance Committees of Boards. Mr. Bevis earned a Master of Business Administration degree from Columbia Business School and a Bachelor of Science degree in Industrial Engineering from Iowa State University.

Age 68 Director since 2014 Board Committees: Compensation Committee; and Nominating, Governance and Sustainability Committee Independent Director	Roger L. Fix
Retired CEO and President, Director and Non-Executive Board Chairman, Standex International Corporation
Background
Roger L. Fix has served as a Director since June 2014. He served as a member of the Board of Directors of Standex International Corporation from 2001 until 2017, when he retired from the Standex board. He served as Non-Executive Chairman from 2014 to 2016, and President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Prior to joining Standex, Mr. Fix held a number of general management positions at Emerson Electric, the TI Group, plc and TRW over a period of more than 20 years. Mr. Fix has served as a Director of Flowserve Corporation since 2006 where he was Chairman of the Corporate Nominating and Governance Committee and a member of the Compensation, Finance and Audit Committees. Mr. Fix also served as the Non-Executive Chairman of the Board of Flowserve Corporation from 2017-2021. Mr. Fix will be retiring from the Flowserve Corporation Board on May 12, 2022. Mr. Fix currently serves as a Director of Thermon Holdings, where he serves as a member of the Compensation, Finance and Corporate Governance Committees.
Qualifications
Mr. Fix has broad operational, management and governance experience. He has over 35 years of experience in senior and executive management positions with multi-national corporations that served a broad mix of end user markets which included responsibility for determining and executing successful business strategies. Mr. Fix has significant international business experience and M&A experience. Mr. Fix has also served on several public company Boards and on Audit, Compensation, Finance and Governance Committees of Boards. Mr. Fix earned a Master’s degree in Mechanical Engineering from the University of Texas and a Bachelor of Science degree in Mechanical Engineering from the University of Nebraska.

Age 50 Director since 2021 Board Committees: Audit Committee; and Nominating, Governance and Sustainability Committee Independent Director	Ruth Gratzke
President and Chief Executive Officer of Siemens Industry, Inc.
Background
Ruth Gratzke has served as a Director since July 2021. Ms. Gratzke has served as President & CEO, Siemens Industry, Inc. and as President of Siemens Smart Infrastructure, United States, Siemens AG, since 2020, after rejoining the company in 2019. From 2017 to 2019, Ms. Gratzke was Divisional Vice President, Power Systems at Hubbell Incorporated, and from 2014 to 2017, Ms. Gratzke was General Manager and Global Product Line Lead, Industrial Breakers, Power Components at General Electric Company. Prior to joining GE, MS. Gratzke held a number of general management positions at Siemens AG over a period of 19 years.
Qualifications
Ms. Gratzke brings more than 25 years of commercial experienced and expertise on a multitude of topics including business development, industrial manufacturing operations, strategic planning, project management and international business operations. Ms. Gratzke earned her Master of Science degree in Electric Engineering from University of Erlangen-Nuremberg (Germany).

Age 59 Director since 2021 Board Committees: Audit Committee; and Compensation Committee Independent Director	J. Michael Nauman
President, Chief Executive Officer & Board Member of Brady Corporation (retired)
Background
J. Michael Nauman has served as a Director since July 2021. Mr. Nauman has served on Brady Corporation's Board of Directors and as the President and CEO of Brady Corporation since 2014. Prior to joining Brady Corporation, Mr. Nauman spent 20 years at Molex Incorporated, where he led global businesses in the automotive, data communications, industrial, medical, military/aerospace and mobile sectors. In 2007, he become Molex's Senior Vice President leading its Global Integrated Products Division and was named Executive Vice President in 2009. Before joining Molex in 1994, Mr. Nauman was a tax accountant and auditor with Arthur Anderson and Controller and then President of Ohio Associated Enterprises, Inc.
Qualifications
Mr. Nauman brings more than 35 years of experience in commercial and operational leadership, strategy development, restructuring and mergers and acquisitions. He is a board member of the Little Rock Museum of Discovery, the Quapaw Area Council of the Boy Scouts of America, and the Anthony School Board of Trustees. He holds a Bachelor of Science degree in Management from Case Western Reserve University. Mr. Nauman is a certified public accountant and chartered global management accountant.

Age 59 Director since 2016 Board Committees: Audit Committee; and Compensation Committee Independent Director	Wayne M. Rancourt
Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company (retired)
Background
Wayne M. Rancourt has served as a Director since July 2016. In May 2021, Mr. Rancourt retired as Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company, a $5.5 billion in revenues North American based manufacturing and distribution company. He served in that role beginning in August 2009. Mr. Rancourt has over 30 years of experience in various finance roles including chief financial officer, treasurer, investor relations, strategic planning, as well as internal audit.
Qualifications
Mr. Rancourt brings strong financial expertise to the Board through his experience in various finance roles. He has over 30 years of experience in senior and executive management positions in the finance field which includes responsibility for determining and executing successful strategies. Mr. Rancourt received a Bachelor of Science degree in Accounting from Central Washington University.

Age 58 Director since March 2020 Board Committees: Audit Committee; and Nominating, Governance and Sustainability Committee Independent Director	James R. Ray
President, Engineered Fastening, Stanley Black & Decker, Inc. (retired)
Background
James R. Ray has served as Director since March 2020. In November 2020, Mr. Ray retired as President, Engineered Fastening at Stanley Black & Decker, Inc. where he held various global industrial P&L and operational leadership roles since 2013. Prior to Stanley Black & Decker, Mr. Ray spent more than 25 years in global P&L and engineering leadership roles at TE Connectivity, Delphi and GM. Mr. Ray joined the Board of Spirit Aerosystems in February of 2022, has served on the Board of Leslie's Inc., since August 2021. Mr. Ray served on the Board of RR Donnelley and Sons from February 2021 to February 2022.
Qualifications
Mr. Ray brings extensive expertise in electronics and electrical engineering within global industrial and automotive operations which is closely aligned with CVG’s long-term growth strategy. Mr. Ray earned a Master of Science degree in Manufacturing Management from Kettering University and a Bachelor of Science degree in Electrical and Electronics Engineering from Howard University.

Director Skills Matrix
Our director nominees possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Griffin	Bevis	Fix	Gratzke	Nauman	Rancourt	Ray
Board leadership as a board chair, lead director or committee chair equips directors to lead our Board and its Committees	✓	✓	✓		✓	✓	✓
Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team	✓	✓	✓	✓	✓	✓	✓
Operations experience increases the Board’s understanding of our distribution and manufacturing operations	✓	✓	✓	✓	✓	✓	✓
International experience brings critical insights into the opportunities and risks of our international businesses	✓	✓	✓	✓	✓	✓	✓

Our Board’s Composition and Structure
Our Board Leadership Structure
The Board has determined that Ms. Gratzke and Messrs. Fix, Griffin, Ray, Rancourt and Nauman are independent directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ Marketplace Rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ Marketplace Rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Board structure provides for an independent, non-executive Chairman whose principal responsibility to our Company is leading the Board, thereby allowing our President and CEO to focus on running our Company. We believe that this structure is optimal at this time as it allows the President and CEO to more readily devote his attention and energy to the challenges of managing the business while the Chairman facilitates board activities and the flow of information between management and the Board.
Our Board currently has six independent members and one non-independent member, our President and CEO. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but our President and CEO and background of the individuals who comprise our Board, along with the oversight of a non-executive Chairman, offers our Company and our stockholders diverse leadership and governance experience, including manufacturing, transportation, distribution, logistics, and finance.
Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our NG&S Committee charter, in the absence of the Chairman of the Board, the Chairman of the NG&S Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the NG&S Committee, c/o Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2021, our independent directors met in executive session five times. As of the date of this proxy statement, our independent directors have met in executive session once in 2022.

Board Diversity
In identifying and evaluating candidates for the Board, the NG&S Committee considers the diversity of the Board, including diversity of skills, experience and backgrounds. We believe that our Board nominees reflect an appropriate mix of skills, experience and backgrounds and strike the right balance of longer serving and newer directors.

Gender and Racial Diversity 29%

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. In this regard, Ms. Gratzke is female and Mr. Ray is African-American. Accordingly, the Company is in compliance with Nasdaq’s diversity requirement. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix (as of March 30, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6	0
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Director Attendance
The Board held four regular quarterly meetings and four telephonic meetings during fiscal year 2021. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating, Governance & Sustainability Committee. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were serving on the Board in 2021 attended 100% of the meetings of the Board and committees for which they served. The Board has a policy that members of the Board are encouraged to attend annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2021 Annual Meeting of Stockholders.

2021 Director Attendance 100%

Board Committees
The Board has an Audit Committee, a Nominating, Governance & Sustainability Committee and a Compensation Committee. Each member of these committees is independent under our Corporate Governance Guidelines and under applicable committee independence rules.
The charter for each of these committees is available on our website at www.cvgrp.com. This information also is available in print (free of charge) to any stockholder who requests it from our Investor Relations department.

Audit Committee
Members: Wayne M. Rancourt (Chair) Ruth Gratzke J. Michael Nauman James R. Ray Meetings in fiscal 2021: 8
The Audit Committee’s primary duties are:
• The appointment, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;
• Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;
• Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;
• Overseeing our accounting and financial reporting processes and the audits of our financial statements;
• Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
• Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;
• Reviewing and approving the internal audit plan annually;
• Reviewing and assessing the adequacy of its formal written charter on an annual basis;
• Engaging independent counsel and other advisors as the Audit Committee deems necessary; and
• Such other matters that are designated by the Audit Committee charter or our Board.
Each of Messrs. Rancourt and Nauman qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Nominating, Governance and Sustainability Committee

Members: James R. Ray (Chair) Roger L. Fix Ruth Gratzke Meetings in fiscal 2021: 4
The Nominating, Governance & Sustainability Committee’s primary duties are:
• Selecting, or recommending to our Board for selection, nominees for election to our Board;
• Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup, and retirement procedures affecting Board members;
• Leading the Board in an annual self-evaluation process, including the self-evaluation of each Board committee, and report its conclusions and any recommendations to the Board;
• Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;
• Monitoring the Company’s ESG programs and initiatives; and
• Such other matters that are designated by the NG&S Committee charter or our Board.
The NG&S Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the NG&S Committee, c/o Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the NG&S Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws and described below under "Submission of Stockholders' Proposals and Additional Information."

Compensation Committee

Members: Roger L. Fix (Chair) J. Michael Nauman Wayne M. Rancourt Meetings in fiscal 2021: 5
The Compensation Committee’s primary duties are:
• Reviewing the performance of the President and CEO on an annual basis;
• Reviewing and determining the compensation of the President and CEO and all other executive officers;
• Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;
• Overseeing the design and administration of our equity-based and incentive compensation plans, including the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”), and the Amended and Restated Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”);
• Reviewing and discussing with management the Compensation Discussion and Analysis section of this proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in our annual proxy statement;
• Reviewing and assessing risks associated with the Company’s compensation policies and practices;
• Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and
• Such other matters that are designated by the Compensation Committee charter or our Board.
The Compensation Discussion and Analysis, which begins on page 42, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.

Compensation Committee Interaction with Compensation Consultants
During 2021, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an executive compensation consulting firm. Meridian has been serving in an advisory capacity since August 2016 to assist with the Compensation Committee’s review of the compensation programs for our executive officers, non-employee directors and various aspects of this proxy statement. The Compensation Committee continues to retain Meridian in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains Meridian with Meridian reporting directly to the Chairman of the Compensation Committee, Meridian interacts directly with our executive officers when necessary and appropriate. Meridian’s advisory services included providing industry and compensation peer group benchmark data and presenting compensation plan design alternatives to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under the applicable NASDAQ Marketplace Rules with respect to advisor independence and determined that Meridian was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian.
Compensation Committee Interaction with Management
Certain of our officers, including but not limited to, our President and CEO, Chief Financial Officer, Chief Legal Officer, and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance, individual performance or other matters are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, corporate development activities, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.
The Chairman of the Board and Chairman of the Compensation Committee met with our President and CEO in the first quarter of 2022 to discuss his performance and provide a written performance appraisal of our President and CEO.

Our Board’s Primary Role and Responsibilities and Processes
Our Board’s Primary Role and Responsibilities
Our Corporate Governance Guidelines provide that our Board serves as the representative of, and acts on behalf of, all the stockholders of CVG. In that regard, some primary functions of the Board include:
● reviewing, evaluating and, where appropriate, approving our major business strategies, capital deployment and long-term plans and reviewing our performance;

● planning for and approving management succession; and

● overseeing our policies and procedures for assessing and managing compliance and risk.

The Role of the Board in Risk Oversight

As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and provides oversight regarding our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment practices, including the internal system to review operational risks, procedures for investment and trading, and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us as they seek to ensure that material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work with management to oversee the application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Communication with the Board

Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the appropriate directors.

Environmental Social & Governance Responsibility

CVG is committed to operating in an ethical and sustainable manner that benefits all our stakeholders including investors, customers, employees and the communities we serve. The Board has the ultimate responsibility for risk oversight and oversees a Company-wide approach to risk management of ESG issues through the NG&S Committee. Management provides the NG&S Committee with periodic updates on the Company’s ESG programs and initiatives. We have established company-wide environmental, human rights, and labor rights policies that outline the Company’s standards for all business operations. More information on these policies can be found on our website under the caption “About Us – CVG Policies,” including highlights of our ongoing Environmental, Social and Governance efforts related to safety, quality, environmental, community engagement and corporate governance.

Company Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our website at www.cvgrp.com. If we waive any provision of our Code of Ethics for our Board or our executive officers or make material changes to our Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy

We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us. A copy of the Insider Trading Policy is posted on our website at www.cvgrp.com.

Clawback Policy on Incentive Compensation and Other Equity Grants Upon the Material Restatement of Financial Statements

Our Board has adopted a clawback policy stating that, if any Section 16 officer of the Company or any member of the executive leadership team, defined as the CEO and his/her direct reports, engages in any fraud, misconduct, bad-faith action, or intentional or unintentional errors or omissions that, directly or indirectly, causes a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to the Section 16 officers and executive leadership team, shall be subject to reduction, cancellation or reimbursement to the Company, on an individual or collective basis, at the Board’s discretion.

A copy of the Clawback Policy is posted on our website at www.cvgrp.com.

Board Policy on Stockholder Rights Plans

The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting.

A copy of the plan policy is posted on our website at www.cvgrp.com.

Director Compensation
Overview
We pay our non-employee directors an annual retainer of $75,000 and an additional annual retainer to our Chairman of $65,000. We pay annual chair fees of $20,000 to the Audit Committee Chair, $15,000 to the Compensation Committee Chair and $10,000 to the NG&S Committee Chair.
We also compensate our non-employee directors through grants of restricted stock and in May 2021, we granted 9,507 shares of restricted stock to each of Messrs. Fix, Griffin, Rancourt and Ray with a grant date value of $110,000. On July 1, 2021, Ms. Gratzke and Mr. Nauman joined the Board and were granted 10,669 shares of restricted stock with a grant value of $110,000 dated July 1, 2021. All such restricted stock grants made to our non-employee directors cliff vest on the first to occur of May 26, 2022 or the 2022 Annual Meeting. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

Board Leadership
The following changes became effective in 2021. Ms. Ruth Gratzke and Mr. J. Michael Nauman joined the Board as Independent Directors on July 1, 2021.

The table below describes the compensation paid to non-employee directors in 2021.

2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Robert C. Griffin	136,250	110,000	-	-	-	-	246,250
Wayne M. Rancourt	92,500	110,000	-	-	-	-	202,500
Roger L. Fix	87,500	110,000	-	-	-	-	197,500
James Ray	78,750	110,000	-	-	-	-	188,750
Ruth Gratzke	37,500	110,000	-	-	-	-	147,500
J. Michael Nauman	37,500	110,000	-	-	-	-	147,500
Janice Stipp (3)	68,125	—	-	-	-	-	68,125

(1)	Represents the aggregate value of the restricted stock based on the closing price on May 26, 2021, the grant date.
(2)
The aggregate number of shares of unvested restricted stock held by each of our non-employee directors other than Ms. Gratzke and Mr. Nauman as of December 31, 2021 was 9,507. Ms. Gratzke and Mr. Nauman held 10,669 unvested restricted stock as of December 31, 2021.

(3)	Ms. Stipp retired from the Board on June 30, 2021.

Related Person Transactions Policy and Process
Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Under the NASDAQ Marketplace Rules, we are required to conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed and approved by our Audit Committee or another independent body of the Board. Related parties means our directors, officers, 5% stockholders or the immediate family members of any of the foregoing. Our Code of Conduct provides that no director or executive officer may represent the interests of any party other than the Company (including personal interests) in any material transaction in which we and another party are involved.

Proposal 2 –
Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.
We urge stockholders to read the Compensation Discussion and Analysis beginning on page 42 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes and narrative appearing on pages 57 through 66, which provide detailed information on the compensation of our named executive officers.
Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Accordingly, the next say-on-pay advisory vote will be held at our 2023 Annual Meeting of Stockholders.
The approval of the resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions will count as a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.
Recommendation of the Board

The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement by approving the following resolution:
"Resolved, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation, Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

Audit Committee Matters
Proposal 3 —
Ratification of Appointment of KPMG LLP as Independent Auditor

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and such firm reports directly to the Audit Committee. KPMG LLP has been retained as the Company’s independent registered public accounting firm continuously since 2012. The Audit Committee reviews the impact on the Company of changing the Company’s independent registered public accounting firm, qualifications, performance, fees and independence of KPMG LLP and considers whether KPMG LLP should be reappointed or whether a different independent registered public accounting firm should be appointed. SEC rules mandate that the independent auditor’s lead audit partner be rotated every five years. The process for the selection of the new lead audit partner includes a meeting between the Chairman of the Audit Committee and the candidate recommended by KPMG LLP for the role, as well as discussion by the full Audit Committee and management. The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements and the internal control over financial reporting for the fiscal year ending December 31, 2022. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, will be provided the opportunity to make a statement, and will be available to answer appropriate questions.
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

The Board recommends that you vote FOR the proposal to ratify the appointment of KPMG LLP as our independent auditor for fiscal 2022.

Audit Committee Report
This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Securities Act or the Exchange Act.

During fiscal year ended December 31, 2020 through July 1, 2021, the Audit Committee was composed of three directors appointed by the Board, and on July 1, 2021, Ms. Stipp resigned from the Board. Effective July 1, 2021, the Board elected Ruth Gratzke and J. Michael Nauman as members of the Audit Committee. All Audit Committee members are independent for Audit Committee purposes under applicable Exchange Act rules and NASDAQ Marketplace Rules. The Board designated each of Messrs. Nauman and Rancourt as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board and amended most recently in March 2022, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting, financial and reporting controls, the internal audit process, risk management, the independent audit process of the Company’s annual financial statements, and the Company’s compliance with legal and regulatory requirements. Management is responsible for these processes.
The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls. The Audit Committee also reviews the Company’s quarterly earnings press releases and reports on Form 10-Q prior to filing. The Audit Committee held 8 meetings in 2021.
The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under auditing standards of the U.S. Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.
The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits, including timing, risk assessments, locations and coverage, and any reliance by the independent registered public accounting firm on work performed by the internal auditors. The Audit Committee meets at least quarterly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Annually, the Audit Committee reviews and approves the internal audit plan. Additionally, the Audit Committee periodically meets separately with each of the Chief Financial Officer and Chief Legal Officer of the Company.
The Audit Committee is directly responsible for the appointment, oversight, qualification, independence, performance, compensation and retention of the Company’s independent registered public accounting firm, including audit fee negotiations and approval, approval in advance of all audit and non-audit services, and the rotation and selection of the lead audit partner every five years. In accordance with its Charter, the Audit Committee has reappointed KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal 2022, based on their overall qualifications, objectivity, significant experience and understanding of the Company’s operations, and their ability to deploy resources to match the Company’s global operations. Accordingly, in this proxy statement, the Board recommends the ratification of KPMG as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022.

In performing its review, the Audit Committee also considers the quality and effectiveness of KPMG’s communications with the Audit Committee and management; how effectively KPMG maintained its independence as demonstrated by exercising judgment, objectivity and professional skepticism; reports of the PCAOB and other available data regarding the quality of work performed by KPMG; KPMG’s tenure and experience as the Company’s auditor; and the geographic reach and expertise of KPMG to address the demands placed on an auditor by the global breadth of the Company’s business.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.
Members of the Audit Committee

Wayne M. Rancourt (Chairman)
Ruth Gratzke
J. Michael Nauman
James R. Ray

Fees Paid to KPMG LLP

For fiscal years 2021 and 2020, the following fees were billed to us for the indicated services by KPMG LLP:

	2021	2020
Audit Fees	$1,276,201	$1,713,486
Audit-Related Fees	21,406	36,394
Tax Fees	151,120	100,521
All Other Fees	105,148	477,715
Total Independent Accountant’s Fees	$1,553,875	$2,328,116

Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits.
Tax Fees. Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
All Other Fees. Consist of fees for services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
During fiscal year 2021, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Share Ownership Information
Beneficial Ownership
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 30, 2022 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, or executive officer, and in the case of five percent beneficial owner, as disclosed in a Schedule 13G or Form 4 (subsequent to the Schedule 13G) as filed with the SEC. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or her or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 32,945,987 shares of common stock outstanding as of March 30, 2022. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There were no shares of common stock subject to options outstanding within 60 days of March 30, 2022.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Renaissance Technologies LLC (1)	2,129,404	6.5%
Blackrock, Inc..(2)	2,108,773	6.4%
OLMA Capital Management Limited (3)	1,948,001	5.9%
Directors and Named Executive Officers:
Robert C. Griffin (4)	135,838	*
Harold C. Bevis (5)	735,529	2.2%
Roger L. Fix (4)(6)	132,460	*
Ruth Gratzke (4)	10,669	*
J. Michael Nauman (4)	10,669	*
Wayne M. Rancourt (4)	92,717	*
James R. Ray (4)	51,663	*
Christopher H. Bohnert (7)	78,021	*
Kristin S. Mathers (8)	46,804	*
Aneezal H. Mohamed (9)	151,447	*
Richard Tajer (10)	102,366	*
All directors and executive officers as a group (11 persons)	1,548,183	4.7%
* Denotes less than one percent.

(1)    Information reported is based on Amendment No. 4 to Schedule 13G as filed with the SEC on February 11, 2022 on which Renaissance Technologies LLC and Renaissance Technologies Holding Corporation, which owns a majority interest in Renaissance Technologies LLC (collectively "Renaissance") reported sole voting power and sole dispositive power over 2,129,404 shares of our common stock as of December 31, 2021. The address for Renaissance is 800 Third Avenue, New York, NY 10022.
(2)    Information reported is based on Schedule 13G as filed with the SEC on February 4, 2022 on which BlackRock, Inc. ("BlackRock") reported sole voting power over 2,079,287 shares and sole dispositive power over 2,108,773 shares of our common stock as of December 31, 2021, held by the following subsidiaries of BlackRock: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)    Information reported is based on Schedule 13D as filed with the SEC on September 24, 2020 on which OLMA Capital Management Limited ("OLMA") reported sole voting and dispositive power over 1,948,001 shares of our common stock as of September 14, 2020. The address for OLMA is 7 Seville Place, Dublin, Ireland.
(4) Includes 10,669 shares with respect to Ms. Gratzke and Mr. Nauman and 9,507 shares with respect to Messrs. Fix, Griffin, Rancourt and Ray that vest on the date of the Annual Meeting.
(5)    Includes 61,728 shares of restricted stock that vest on December 31, 2022. Includes 57,339 shares of restricted stock that vest in two installments on each of December 31, 2022 and 2023. Includes 42,692 shares of restricted stock that vest in two installments on each of December 31, 2022 and 2023. Includes 74,335 shares of restricted stock that vest in three installments on each of December 31, 2022, 2023 and 2024.
(6)    Includes 7,500 shares held by the Roger L. Fix Revocable Trust, with Reporting Person as trustee.
(7) Includes 12,753 shares of restricted stock that vest in two installments on each of December 31, 2022 and 2023. Includes 22,183 shares of restricted stock that vest in three installments on each of December 31, 2022, 2023 and 2024.
(8)     Includes 16,291 shares of restricted stock that vest in three installments on each of December 31, 2022, 2023 and 2024.
(9)    Includes 15,994 shares of restricted stock that vest on December 31, 2022. Includes 10,796 shares of restricted stock that vest in two installments on each of December 31, 2022 and 2023. Includes 20,977 shares of restricted stock that vest in three installments on each of December 31, 2022, 2023 and 2024.
(10)    Includes 18,336 shares of restricted stock that vest on December 31, 2022. Includes 8,097 shares of restricted stock that vest in two installments on each of December 31, 2022 and 2023. Includes 17,482 shares of restricted stock that vest in three installments on each of December 31, 2022, 2023 and 2024.

EXECUTIVE COMPENSATION
Compensation Policies and Practices

Our compensation philosophy is designed to attract and retain exceptional leaders who will deliver the Company’s annual business plan; execute our long-term diversification and growth strategy; and exceed the expectations of our investors, customers, and employees. The Compensation Committee (as used in this section, the "Committee"), which is comprised entirely of independent directors, has a pay for performance philosophy that is reflected in our compensation plan designs, and places a majority of each executive officer’s total compensation at risk each year. Our compensation plans are designed to provide appropriate incentives to encourage the execution of our business plan but we defer the delivery of significant portions of incentive compensation in order to link the interests of management to long-term value creation for our stockholders. Incentive awards are based on short-term and long-term financial metrics, designed to encourage profitable innovation and growth, without encouraging excessive or unnecessary risk taking. To further mitigate risk taking, the Committee sets a minimum performance threshold and a maximum payment limit on incentive award opportunities each year and has adopted executive stock ownership guidelines, an anti-hedging policy, and a clawback policy.

Fiscal 2021 was a challenging year for the Company. As we navigated the continued supply chain disruptions of the global coronavirus pandemic and inflationary concerns, we were able to aggressively execute our long-term diversification and growth strategy and win new customers. Even with the challenges of 2021, management exceeded expectations and bonus payouts reflected an above target payout of the 2021 Annual Incentive Plan (AIP). Our executive compensation programs will continue to pay for performance and place considerable emphasis on variable compensation to align Named Executive Officer pay with long-term stockholder value creation. The Committee believes that the structure of our executive compensation program is appropriate and aligns with the Company's compensation philosophy and pay for performance program objectives.

Compensation Discussion and Analysis
Executive Summary
This Executive Summary provides an overview of the 2021 compensation programs for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”) in this report. For 2021, our NEOs included:

•Harold C. Bevis, President and CEO;
•Christopher H. Bohnert, Chief Financial Officer;
•Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary;
•Richard Tajer, Chief Commercial Officer and President of Electrical Systems;
•Kristin S. Mathers, Chief Human Resource Officer;
•Douglas F. Bowen, Senior Vice President and Managing Director, Global Seating, ceased to be an NEO on October 29, 2021.

Our compensation programs are designed to balance annual and long-term organizational goals with individual performance and contributions of the NEOs to ensure our executive compensation programs are closely aligned with the interests of our stockholders. The Committee uses multiple performance measures to ensure an appropriate mix of annual and long-term incentives and to avoid over-weighting the Company's short-term objectives. Each NEO has a significant portion of total compensation that is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage retention and further align their interests with those of our stockholders.

At our 2021 Annual Meeting of Stockholders held on May 26, 2021, the compensation of our NEOs was approved, on an advisory basis, by approximately 98.68% of our stockholders who voted on the matter. The Committee considered the results of this vote, which it viewed as strong investor support for our executive compensation philosophy and programs, but did not take any specific compensation actions in fiscal year 2021 in response to the executive compensation advisory vote. At the 2022 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Committee will continue to consider the results of this vote and future advisory votes, which we view as an important indicator of stockholder sentiment regarding our compensation philosophy, when contemplating executive compensation decisions and will continue to review and adjust our incentive programs, as appropriate, to align with our stockholders' interests.

Leadership Transitions

Mr. Bowen ceased being an NEO effective October 29, 2021 and retired from his position as SVP Global Seating, effective December 31, 2021.

Kristin S. Mathers joined the Company in the capacity of Chief Human Resource Officer as of September 1, 2021. In connection with her appointment, Ms. Mathers was paid a base salary of $347,000, with an annual incentive opportunity equal to 50% of base salary. Ms. Mathers also received signing incentives valued at $300,000, denominated in common stock and issued on October 1, 2021.

Richard Tajer, the Vice President of Electrical Systems, was promoted to Chief Commercial Officer and President of Electrical Systems.

Aneezal H. Mohamed, the General Counsel, Compliance Officer and Secretary was promoted to Chief Legal Officer, Compliance Officer and Secretary.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives
Our executive compensation programs are designed to align total compensation with the Company’s financial performance and each NEO’s individual experience, performance, and proficiencies while also supporting our ability to attract, motivate, and retain NEOs capable of operating profitably throughout each business cycle. Each NEO has a substantial portion of total compensation at risk in any given year, and each NEO receives long-term cash and equity awards to closely align their realized compensation with changes in stockholder value. This multi-year framework of cash and equity awards closely links total compensation to the creation of stockholder value and aligns the interests of our executives with those of our stockholders.

The specific objectives of our executive compensation program include:
•Attracting and retaining highly qualified executives who will embrace our strategy and values, and contribute to our long-term success;
•Linking executive compensation to the achievement of our short- and long-term financial, operation and strategic objectives;
•Aligning executive compensation with each executive’s individual contributions, performance, and scope of responsibility; and
•Fostering a culture of performance and accountability that drives best-in-class performance.

The Committee has structured and refined our executive compensation programs based on these objectives, while also considering the long term, cyclical nature of our industry. We seek to balance the consideration of those measures that our NEOs directly influence with the cyclical market forces that the Company and its executives cannot control. Our executive compensation program generally includes both annual and long-term incentive opportunities, and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry and revenue scope. The Committee is committed to paying executives for performance and rewarding an increase in long-term stockholder value, while discouraging excessive risk taking. The Committee considers a number of factors when setting total compensation including individual performance and skillset, industry benchmarks, market conditions, current business challenges, and long-term strategic objectives. The Committee intends to continue to implement a compensation philosophy that places a greater emphasis on at-risk compensation tied to long-term performance.

Our compensation philosophy is represented by those practices we support and those that we avoid, as detailed below.

What We Do	What We Don’t Do
We align pay with performance	We do not guarantee salary increases
We enforce share ownership policies	We do not offer a supplemental executive retirement program
We enforce robust Non-Competition and Non-Solicitation provisions	We do not offer perquisites for our NEOs that differ materially from benefits available to our employees
We employ an independent executive compensation consultant, reporting directly to the Committee and provides no other services to CVG	We do not provide tax gross ups for any benefits or perquisites
We have a formal clawback policy	We do not provide tax gross ups in our Change in Control Agreements
We reward actions that increase long-term stockholder value and discourage excessive risk taking	We do not permit hedging, the pledging of our securities as collateral for loans or holding our securities in margin accounts

We set performance targets for our annual cash incentive compensation program such that NEOs receive their targeted annual compensation only if our pre-determined performance targets are achieved. When performance exceeds the pre-determined targets, total compensation will be above targeted levels and when performance is below the pre-determined targets, total compensation will be below targeted levels. Historically, annual incentive payments to our NEOs have demonstrated these outcomes, as overall performance and the corresponding compensation provided to our NEOs for 2015 and 2018 were generally at target; for 2016 and 2017 were above target; and for 2019 was below target. Due to the challenges of 2020, the annual incentive payments were purely discretionary based on the NEOs' leadership and the profitability and growth outcomes in the second half of the year. In 2021, the Company achieved above target performance.

Compensation Process

In 2021, the Committee considered the following factors as part of the process by which it made executive compensation determinations:

•The accelerated execution of the Company's long-term diversification and growth strategy;
•Achievement of key financial metrics and operational outcomes;
•Evaluations of each individual NEO’s competencies, performance and contributions; and
•The competitiveness of executive compensation as compared to our compensation peer group, as well as data compiled by our independent compensation consultant, Meridian. This analysis is performed on a periodic basis by Meridian, most recently in February 2021, based on a peer group consisting of industrial companies of comparable size, as described below.

Compensation Structure

Compensation Levels and Benchmarking

The Committee engaged Meridian to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies. The analysis used for 2021 benchmarking purposes was prepared by Meridian in February 2021 and incorporated data from third party proprietary compensation surveys in addition to proxy data from the published peer group. The examination and comparison of this compensation data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions, and no formulaic methodology is used by the Committee when referring to such data in connection with executive compensation decisions.

The compensation peer group, which was used for 2021 executive compensation benchmarks, includes the following:

Altra Industrial Motion Corp.	L. B. Foster Company
Astec Industries, Inc.	Motorcar Parts of America, Inc.
Columbus McKinnon Corporation	Myers Industries, Inc.
Dorman Products, Inc.	The Shyft Group, Inc.
EnPro Industries, Inc.	Standard Motor Products, Inc.
Federal Signal Corporation	Stoneridge, Inc.
Gentherm Incorporated

The TSR peer group, used for purposes of the Long-Term Incentive Plan since November 2016 to provide continuity in the long-term plan design, includes the following:

Altra Industrial Motion Corp.	L.B. Foster Company
Astec Industries, Inc.	LCI Industries
Columbus McKinnon Corporation	Modine Manufacturing
Dorman Products, Inc.	Shiloh Industries, Inc.*
EnPro Industries, Inc.	The Shyft Group, Inc.
Federal Signal Corporation	Standard Motor Products, Inc.
Freightcar America, Inc.	Stoneridge, Inc.
Gentherm Incorporated
*Shiloh Industries filed for bankruptcy in August 2020.

For 2021, the Committee generally targeted base salaries for our NEOs in the 50th percentile (or market median), and performance-based annual incentives with target total cash compensation at or near the market median as compared to similarly situated executive officers in the compensation peer group, and as reported within published executive compensation surveys for comparable organizations. As a result, Target Total Cash Compensation (salary and target annual cash incentives) and Target Total Direct Compensation (salary and target annual cash incentives and long-term incentives) will only exceed the market median for our NEOs if aggressive annual performance goals are met, consistent with our pay for performance philosophy.
The Committee believes this pay philosophy, with market-based pay and an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in an increasingly competitive market for executive talent.

Compensation Elements - Overview

The three principal compensation components for our NEOs include:

•Base Salary;
•Annual Incentive Compensation; and
•Long-term Incentive Compensation.

Mr. Bevis is party to an employment agreement, executed on September 9, 2020. Messrs. Bohnert, Mohamed, Tajer and Ms. Mathers are parties, and Mr. Bowen was a party, to a Change-In-Control & Non-Competition Agreement. We provide these agreements to encourage retention and continuity in the event of a Change-In-Control.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value, and an equity stake designed to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation, and between cash and equity-based awards, is based on the following general principles:

•We embrace a pay for performance philosophy that ties the majority of executive pay to performance, requires performance at a threshold level in order to qualify for incentive awards, caps maximum award payouts, and puts the majority of executive compensation at risk each year;
•Each NEO has a significant proportion of total compensation in the form of long-term incentives (“LTI”), with multi-year vesting of both equity-based awards and long-term cash performance awards to encourage their retention and align their interests with that of our stockholders; and
•We seek an appropriate mix of annual and long-term incentive opportunities that reflect the cyclical nature of our industry and encourage both performance and retention.

Our NEOs’ compensation is weighted towards variable incentives that provide award opportunities based on our annual and long-term performance. The Committee believes this pay mix motivates our NEOs to achieve results that support our strategic objectives and create long-term stockholder value without encouraging excessive risk taking.

Pay for Performance

Pay for performance is one of the primary objectives of our compensation philosophy. On average, 63% of the total target compensation opportunity for our NEOs is variable, or “at risk”.

The chart below shows base salaries, target annual incentive (“AIP”) opportunities under the Bonus Plan, and target LTI opportunities as a percentage of 2021 target total compensation opportunities for our current NEOs.

The AIP under the Bonus Plan, as illustrated in the chart above, reflects target award opportunities as shown in the Target column of the 2021 Grants of Plan-Based Awards Table for our current NEOs (100% of base salary for Mr. Bevis, 75% of base salary for Mr. Mohamed, 70% of base salary for Messrs. Tajer and Bowen, 65% of base salary for Mr. Bohnert, and 50% of base salary for Ms. Mathers. LTI reflects the established Long-Term Incentive Target, as a percent of base salary for each of the current NEOs, as established by the Committee in March 2021 and with respect to Ms. Mathers on September 1, 2021. Each NEO received a LTI with grant date value equal to the percentage of base salary as follows; Mr. Bevis at 345%, Mr. Mohamed at 100%, Mr. Bohnert at 90%, Mr. Tajer at 75%, and Mr. Bowen at 70%, under the 2021 program. Ms. Mathers was not a 2021 LTIP participant but was designated as an LTIP participant as of 2022 with a target grant date value of 80% of base salary.

In March 2022, Mr. Tajer was promoted from Vice President and Managing Director of Electrical Systems to a dual role as Chief Commercial Officer and President of Electrical Systems. With this dual responsibility, the Committee approved a higher target grant date value of 90% of base salary which will be effective for the 2022 LTIP planning cycle.
The specific relationship of base salary to incentive compensation varies depending upon the scope of each NEO’s position, prior experience, time in the industry, and time in the role; but consistently reflects the Committee’s philosophy of weighting target AIP and LTI opportunities more heavily than base salary.

Compensation Elements

Salary

We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of new hires, to attract high quality executive talent using the Committee’s discretion and judgment. The Committee sets base salaries based on market competitiveness, the NEOs’ specific roles and responsibilities, experience, expertise and individual performance throughout their tenure. Salaries are reviewed annually by the Committee and periodic adjustments are made based on the factors noted above, as well as input from the President & CEO with respect to his direct reports, and comparator data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above and annual increases are not guaranteed. The Committee believes the current NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the compensation peer group and published survey data.

In March 2021, the Committee approved the following base salary adjustments, effective April 5, 2021, for our current NEOs. These adjustments are intended to better align the base salaries of our NEOs with the competitive range of our compensation peer group, as indicated in the compensation analysis completed by Meridian in February 2021.

	2020 Base Salary	Adjustment Percentage	2021 Base Salary
Harold Bevis	500,000	10%	550,000
Christopher Bohnert	400,000	5%	420,000
Douglas Bowen	286,000	12%	320,000
Aneezal Mohamed	266,508	20%	320,000
Richard Tajer	305,525	5%	320,000

In November 2021, the Committee approved the following additional base salary adjustment, effective November 15, 2021, for Mr. Mohamed. This adjustment is intended to better align his base salaries with the competitive range of the compensation peer group, as indicated in further compensation analysis completed by Meridian.

	2021 Base Salary Start	Adjustment Percentage	2021 Base Salary Final
Aneezal Mohamed	320,000	12%	357,455

In December 2021, Mr. Tajer was promoted from Vice President and Managing Director of Electrical Systems to a dual role as Chief Commercial Officer and President of Electrical Systems. With this dual responsibility, the Committee approved the following additional base salary adjustment, effective December 6, 2021, for Mr. Tajer.

	2021 Base Salary Start	Adjustment Percentage	2021 Base Salary Final
Richard Tajer	320,000	3%	331,000

Annual Incentive Compensation

Annual incentive compensation, payable under the Bonus Plan, is designed to reward NEOs for the achievement of financial targets tied to our annual business plan. Target annual incentive award opportunities are determined as a percentage of each NEO’s salary for the fiscal year and are tied to the achievement of pre-determined financial performance targets, with the Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.

On March 3, 2021, the Committee approved 2021 financial performance goals for the Commercial Vehicle Group Bonus Plan (the "Bonus Plan") based on our business plan and strategic objectives. The target award opportunity for Mr. Bevis was 100% of his base salary. The target award opportunity for Mr. Bowen was 70% of his base salary. The target award opportunity or Mr. Bohnert was 65% of base salary. The target award opportunity for Mr. Mohamed was 75% of base salary. The target award opportunity for Mr. Tajer was 70% of base salary. Although Ms. Mathers was hired mid-year, her target award opportunity was 50% of base salary on a full year basis.

The Committee adopted objective financial performance metrics for the Bonus Plan, including New Revenues, Operating Income Margin, and Operating Working Capital as a Percent of Sales. New Revenue was selected by the Committee to correlate to the emphasis the Company's business plan places on diversified top-line growth. Operating Income Margin was selected by the Committee as a plan metric based on the high correlation to Total Stockholder Return. Operating Working Capital as a Percent of Sales was selected to encourage the efficient and profitable use of capital in business operations. Performance metrics were established on a consolidated basis to promote high level collaboration across the enterprise. As shown below, 60% of the original total award opportunity for our NEOs was tied to consolidated profitability, as measured by corporate Operating Income Margin. The 2021 Performance Metrics and weighting are illustrated below.

2021 Bonus Plan Metrics and Weighting
Metric	Operating Income Margin	New Sales	Operating Working Capital % of Sales	Total
Weighting	60%	25%	15%	100%

The Committee also approved 2021 Threshold, Target, and Superior performance goals, and corresponding award opportunities for the Bonus Plan. The following table summarizes the consolidated performance goals for Fiscal Year 2021.

2021 Bonus Plan Performance Goals
Consolidated Metric	Threshold	Target	Superior
Operating Income Margin	5%	6%	7%
New Revenues ($ Millions)	$50	$75	$100
Operating Working Capital % Sales	18.5%	17.5%	16.5%

Award funding under the Plan for each bonus component is independent of the other components. For each metric, achievement of Threshold performance funds 25% of the applicable portion of the award opportunity; Target performance funds 100%; and Superior performance funds 200%. Intermediate payout goals are established above and below target to flatten the payout curve, with performance between any points calculated using straight line interpolation. For each component, achievement of threshold performance is required to receive an award for that metric.

In 2021, the Bonus Plan included the original following baseline formula for our NEOs:

BONUS = (2021 Base Salary x BF1x 60% x BF2) + (2021 Base Salary x BF1x 25% x BF3) + (2021 Base Salary X BF1 x 15% x BF4)

Where:
•“2021 Base Salary” is each NEO’s salary at fiscal year-end 2021 for Messrs. Bevis, Bohnert and Bowen. Mr. Mohamed received an adjusted pro-rata amount after November 15, 2021, due to his base adjustment in November 2021. Mr. Tajer received an adjusted pro-rata amount after December 6, 2021, due to his promotion in December 2021.
•BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2021 base salary.
•BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to Operating Income Margin performance for the plan year, divided by the target set for the year. The payment for Threshold performance was set at 25% of target while payment for Superior performance was set at 200% of target.
•BF3 (“Bonus Factor 3”) is scored independently as a fraction with a numerator equal to New Sales performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.
•BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to Operating Working Capital as a Percent of Sales performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.

2021 Bonus Summary
Metric	Total	Operating Income Margin	New Sales	OWC % of Sales
Weighting		60%	25%	15%
Calculation		101%	200%	27%
Weighted	114%	60%	50%	4%

For 2021, we achieved 6.5% adjusted Operating Income Margin, which excluded certain costs associated with new business startup costs, restructuring activities and stock compensation expenses in excess of budgeted amounts. Our target adjusted Operating Income Margin was 6.5% when adjusted for actual sales levels and therefore participants earned a payout of 101% of target for this goal. We won $172 million in New Sales in 2021 and with a target of $75 million, participants received a superior payout at 200% of target. We ended 2021 with Operating Working Capital as a percent of sales at 18.5% and since our target was 17.5%, this resulted in a threshold payout of 27% of target. These three outcomes resulted in payouts to our NEOs as follows:

Mr. Bevis received a cash incentive payment of $660,000, or 120% of his annual target, which reflects an adjustment to his 114% target to give credit to Mr. Bevis for exceeding expectations of his individual metrics established by the Committee. Such cash payment was paid on March 14, 2022 and is reflected in the Summary Compensation Table.

Mr. Bohnert received a cash incentive payment of $311,220, or 114% of his annual target, which payment was paid on March 14, 2022 and is reflected in the Summary Compensation Table.

Mr. Bowen received a cash incentive payment of $255,360, or 114% of his annual target, which payment was paid on March 14, 2022 and is reflected in the Summary Compensation Table.

Mr. Mohamed received a cash incentive payment of $278,937, or 114% of his annual target, which payment was paid on March 14, 2022 and is reflected in the Summary Compensation Table. Mr. Mohamed’s base salary was adjusted effective

November 15, 2021; therefore, his cash incentive payment was determined by using his original base salary through November 14, 2021 plus an additional pro-rata amount to account for the adjustment to his base salary on November 15, 2021.

Mr. Tajer received a cash incentive payment of $278,556, or 124% of his annual target, which reflects an adjustment to his 114% target giving him credit for growth in the electrical systems business unit. Such cash payment was paid on March 14, 2022 and is reflected in the Summary Compensation Table. Mr. Tajer’s base salary was adjusted effective December 6, 2021 due to his promotion; therefore, his cash incentive payment was determined by using his original base salary through December 5, 2021 plus an additional pro-rata amount to account for the adjustment to his base salary on December 6, 2021.

Ms. Mathers received a cash incentive payment of $197,790, or 114% of her annual target, which payment was paid on March 14, 2022 and is reflected in the Summary Compensation Table. In order to induce her to join CVG and compensate her for the value of long-term incentives forfeited with her previous employer, Ms. Mathers also received incentives valued at $300,000 and denominated entirely in common stock. 30,181 shares were issued on October 1, 2021.

On March 9, 2022, the Committee reviewed and approved the Bonus Plan for 2022. The Committee approved the following metrics for the 2022 Bonus Plan for the NEOs:

Bonus Plan - 2022 Metrics and Weighting
Metric Weighting	Operating Income Margin %	New Business Wins $	Operating Working Capital % of Sales	TOTAL
	60%	25%	15%	100%

The 2022 target incentive opportunity established for Mr. Bevis is 100% of base salary. The 2022 target incentive opportunity established for Mr. Bohnert is 65% of base salary. The 2022 target incentive opportunity established for Mr. Mohamed is 75% of base salary. The 2022 target incentive opportunity established for Mr. Tajer is 70% of base salary. The 2022 target incentive opportunity established for Ms. Mathers is 50% of base salary.

Long-Term Incentives

The Company's equity incentive plan is designed to recognize and reward executive officers for efforts related to the long-term growth and success of the Company. The Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. This range of available awards provides the Committee the flexibility to grant appropriate types of awards under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change from time to time.

As designed, our Long-Term Incentive Plan ("LTIP") generally includes equity-based awards in the form of time-based restricted stock, which vests ratably over three years or cliff vests upon the grantee reaching the "Rule of 70", which is the date the grantee reaches at least 60 years of age and when that grantee's age and total years of employment with the Company equals 70. The use of restricted stock minimizes the level of dilution from the use of equity incentives. The Committee continues to believe restricted stock is an appropriate element of long-term compensation because it serves as a retention incentive for the current management team whose skills and experience are desirable and sought after within the industry. Restricted stock also aligns the NEOs' interests directly with those of the stockholders, as the NEOs will realize greater or lesser value based on stock price changes during the vesting period which will parallel the interests of our stockholders over the same period. The restricted share component of the Long Term Incentive Plan represents 50% of the total opportunity for plan participants, except for Mr. Bevis for whom the restricted share component represents 33.3% of the total opportunity.

The balance of the LTIP incentive is generally comprised of cliff vested restricted cash and/or performance shares tied to our Total Stockholder Return over a three-year performance period, relative to the Total Stockholder Return of the published comparator group. In 2022, the Committee has approved an additional Return on Investment Capital (ROIC) metric that will be included as a piece of the three-year performance period along with the Total Stockholder Return (TSR).
Total Stockholder Return is defined as the change in stock price in addition to any dividends paid over the three-year performance cycle. Total Stockholder Return calculations are based on average closing stock prices, both for us and for our peers, for the twenty trading days leading up to the beginning and end of the performance cycle.

On March 24, 2021, the Committee approved awards for each NEO. The target for Mr. Bevis was set at 345% of base salary. The target for Mr. Bohnert was set at 90% of base salary. The target for Mr. Bowen was set at 70% of base salary. The target for Mr. Mohamed was set at 100% of base salary. The target for Mr. Tajer was set at 75% of base salary.
For a description of Mr. Bevis' 2021 long term incentive plan target, see the section titled Terms of Employment, Mr. Bevis, on page 51.

Ms. Mathers did not receive a 2021 LTIP award based on her hire date but was designated as an LTIP participant as of the 2022 Plan Year.

The LTI award for Messrs. Bohnert, Bowen, Mohamed and Tajer was equally weighted between time-based restricted stock and cliff vested restricted cash awards under the original plan design as described above. Messrs. Bowen and Mohamed were also eligible for a restricted cash award for the LTI period commencing October 1, 2018 and vesting on September 30, 2021. Mr. Bowen’s original cash target was $89,375. The vested award was 80% of target, or $71,500, based on Relative TSR Performance measured against the comparator group in place at the time the 2018 awards were established. Mr. Mohamed’s original cash target was $70,640. The vested award was 80% of target, or $56,512, based on Relative TSR Performance measured against the comparator group in place at the time the 2018 awards were established. Messrs. Bowen and Mohamed’s awards were paid on October 15, 2021 and are reflected in the Summary Compensation Table as Incentive Plan Compensation.

Commercial Vehicle Group 3-Year Total Stockholder Return Rank (out of 16 companies)	Percent of Target Award Earned
Top Quartile	150%
Second Quartile	100%
Third Quartile	50%
Bottom Quartile	0% (No Payout)

Potential payouts under the 2021 cash performance awards may range from 0% to 200% of target, based on our relative Total Stockholder Return performance over the three-year period. The award values were granted on March 30, 2021 and will vest on December 31, 2023 and follow a three-year performance period from January 1, 2021 through December 31, 2023 of the published group of peer companies traded on a “national securities exchange” as selected by the Committee in consultation with the Company’s executive management.

The Committee believes the LTIP design, which puts at least 50% of the award at risk and ties the performance award to stockholder outcomes is consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. Under current accounting rules, CVG is able to adjust any accounting expense associated with cash-settled awards tied to market-based performance conditions so that the final expense recognized matches the actual performance outcome.

Terms of Employment

Mr. Bevis
The Company and Mr. Bevis entered into an employment agreement ("Mr. Bevis' Employment Agreement") on September 9, 2020. Under the terms of the agreement, Mr. Bevis receives a base salary of $500,000 subject to annual review and periodic upward adjustment as determined by the Committee. Mr. Bevis received a market-based salary adjustment in April 2021, taking his base salary to $550,000. During the term of his employment, Mr. Bevis will be eligible to receive an annual incentive opportunity under the Company's annual incentive plan based on a target award opportunity equal to 100% of his base salary. Pursuant to the terms of Mr. Bevis’ Employment Agreement, during its term, Mr. Bevis shall be eligible, pursuant to the terms of the Company’s long-term incentive plan, to receive discretionary annual incentive awards with a target of $1,800,000 (as may be adjusted upward from time to time) on terms to be determined by the Committee. The terms and conditions of such awards shall be no less favorable than those awards granted to similarly situated executive officers of the Company. Pursuant to Mr. Bevis' Employment Agreement, Mr. Bevis was eligible to receive equity and other LTI awards under any applicable plan adopted by CVG for which employees are generally eligible.

During the term of his employment, Mr. Bevis will be entitled to participate in any employee benefit plan CVG adopts for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Bevis' Employment Agreement provides for certain payments upon termination, which are detailed in the Payments Upon Termination or Change-In-Control section below.

Mr. Bohnert
During 2021, Mr. Bohnert received a market-based salary adjustment in April 2021, taking his base salary to $420,000. He is also eligible for an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 65% of his base salary. Additionally, Mr. Bohnert is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Mr. Bohnert's target LTI award opportunity is 90% of his base salary.

Mr. Bohnert is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Bohnert may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.

Mr. Bowen
During 2021, Mr. Bowen received a market-based salary adjustment in April 2021, taking his base salary to $320,000. He was also eligible for an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time. Mr. Bowen's target award opportunity was 70% of his base salary. Additionally, Mr. Bowen was eligible for equity and other LTI awards under any applicable plan adopted by CVG for which similarly situated employees are generally eligible. Mr. Bowen's target LTI award opportunity was 70% of his base salary.

Mr. Bowen voluntarily retired from CVG as of December 31, 2021. Upon announcement for retirement, Mr. Bowen became eligible for payout of his 2021 annual incentive plan payment and vesting of his unvested restricted shares pursuant to his Change in Control agreement. In additional, pursuant to additional agreed upon arrangements, Mr. Bowen received accelerated vesting of 63,333 of his retention shares on December 31, 2022 that were granted on June 12, 2020, with the remaining 16,667 shares to be vested on June 12, 2022.

Mr. Mohamed
During 2021, Mr. Mohamed received a market-based salary adjustment in April 2021 and additionally in November 2021, taking his base salary to $357,455. He is also eligible for an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 75% of his base salary. Additionally, Mr. Mohamed is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Mr. Mohamed's target LTI award opportunity is 100% of his base salary.

Mr. Mohamed is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Mohamed may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.

Mr. Tajer
During 2021, Mr. Tajer received a market-based salary adjustment in April 2021 and then a promotion to Chief Commercial Officer and President of Electrical Systems in December 2021, taking his base salary to $331,000. He is also eligible for an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 70% of his base salary. Additionally, Mr. Tajer is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Mr. Tajer's target LTI award opportunity is 90% of his base salary which is an increase from 70% to 90% with his promotion, effective December 2021.

Mr. Tajer is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Tajer may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.

Ms. Mathers
In connection with her employment as Chief Human Resource Officer, Ms. Mathers receives a base salary of $347,000. She is eligible for an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 50% of her base salary. Additionally, Ms. Mathers is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Ms. Mathers target LTI award opportunity is 80% of her base salary.

Ms. Mathers is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Ms. Mathers may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2021.

Adjustment or Recovery of Awards

The Board of Directors has adopted a formal clawback policy, amended as of August 8, 2019, stating that if any Section 16 officer of CVG or any member of the executive leadership team, defined as the CEO and his/her direct reports, engages in any fraud, misconduct, bad-faith action, or intentional or unintentional errors or omissions that, directly or indirectly, causes a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to Section 16 officers and executive leadership team, shall be subject to reduction, cancellation or reimbursement to the Company, on an individual or collective basis at the Board's discretion.

Risk Assessment

The Committee mitigates risk related to CVG's compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple performance metrics measured over multiple timeframes, stock ownership requirements, anti-hedging and anti-pledging policies, insider trading policy, a clawback policy, and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. Potential payouts under the incentive plans are modest as a percentage of revenue and income, and NEOs must deliver a minimum threshold performance in order to receive an award. The Committee believes that our compensation philosophy and structure do not create risks that are likely to have a material adverse effect on CVG.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

Mr. Bevis is party to an Employment Agreement, executed in September 2020 in connection with his appointment as President and Chief Executive Officer. Mr. Bohnert is party to a Change in Control Agreement executed in March 2021. Mr. Bowen was a party to a Change-In-Control Agreement executed in November 2017 and he voluntarily retired from CVG as of December 31, 2021 and besides regular retirement benefits, Mr. Bowen received accelerated vesting of 63,333 of his retention shares granted on June 12, 2020, with the remaining 16,667 shares to be vested on June 12, 2022. Mr. Mohamed is party to a Change in Control Agreement executed in October 2014. Mr. Tajer is party to a Change in Control Agreement executed in January 2020. Ms. Mathers is party to a Change in Control Agreement executed in December 2021.

The Employment Agreement and Change-in-Control Agreements specify severance payments in the event of certain employment termination scenarios both before and following a Change-in-Control of CVG. The agreements currently in place generally provide the following:

Mr. Bevis
•Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; immediate vesting of all outstanding stock options and restricted stock awards (and; solely with respect to Mr. Bevis' 2020 awards, immediate vesting of his outstanding performance shares award, restricted cash award and his discretionary cash award, payable as if Mr. Bevis had achieved maximum performance objectives); salary continuation severance pay at the base salary rate for an additional 24 months.
•Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to two times the sum of the Mr. Bevis’ base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards; and accelerated vesting of performance awards.
•Non-compete and non-solicitation provisions that continue for 24 months following termination of employment.
•The agreements do not provide for any tax gross up payments.

Messrs. Bohnert, Bowen, Mohamed, and Tajer and Ms. Mathers,
•Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; and salary continuation severance pay at the base salary rate for an additional 12 months.
•Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock or cash awards.
•Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.
•The agreements do not provide for any tax gross up payments.

Severance payments under these agreements will end immediately if the executive is in violation of any of the obligations under the agreement or if we learn of any facts relating to the executive’s job performance or conduct that would have given us cause to terminate an executive's employment. Payments under Mr. Bevis' employment agreement and Messrs. Bohnert, Bowen, Mohamed, and Tajer and Ms. Mathers Change-in-Control Agreements are subject to applicable delay periods for benefits that constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code.
As defined in the Change-in-Control Agreements and Mr. Bevis' Employment Agreement, “Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the employment agreement or Change-in-Control Agreement; (6) violation of our code of conduct; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of CVG; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over two consecutive years with respect to Messrs. Bohnert, Bowen, Mohamed, Tajer and Ms. Mathers, and 12 consecutive months with respect to Mr. Bevis, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or (4) sale of all, or substantially all, of our assets.

The potential payments that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions. The Committee also believes that the provisions in the Change-in-Control Agreements and Mr. Bevis' Employment Agreement are comparable to standard provisions of such agreements for similarly situated executive officers in the competitive market.

Retirement Plans

We sponsor tax-qualified employee savings and retirement plans (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan effective at December 31, 2021, eligible employees, including all of the current NEOs, may elect to contribute between 1% and 5% of their annual compensation and receive a Company matching contribution of 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under CVG's 401(k) Plan. The matching amounts received by the NEOs in 2021 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table. The 401(k) Plan and the non-qualified Deferred Compensation Plan described below represent the only sources of retirement income provided by the Company for the NEOs.

Deferred Compensation Plan

We implemented a Deferred Compensation Plan (the “Deferred Plan”) in 2006 for NEOs, and other key employees, primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income but does not include a Company match. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible annual incentive. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. Distributions under the plan may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution triggers include termination of employment, disability, death, unforeseeable emergency or a change-in-control.

Stock Ownership Guidelines and Hedging Policies

Our stock ownership guidelines, as established by the Committee, requires executive officers and directors to hold shares of common stock with a value equal to: (a) five times annual base salary for the President & CEO; (b) three times annual base salary for the Chief Financial Officer; (c) two times annual base salary for all NEOs, and (d) five times the annual cash retainer for all members of the Board. Compliance is calculated annually, on the last trading day of each fiscal year. Compliance is determined using the share price as of calendar year end, or a three-year average share price as of calendar year end, whichever is higher. There is no mandated time frame by which the officers and directors must meet the ownership guidelines, but covered persons may not sell any shares until compliance is reached, other than the voluntary forfeiture of shares to satisfy annual tax withholding obligations associated with vested shares.

We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from the Board to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2021 Annual Report on Form 10-K and Proxy Statement.

Roger L. Fix (Chairman)
Wayne M. Rancourt
J. Michael Nauman

The following table summarizes the compensation of the NEOs for the years ending December 31, 2021, 2020 and 2019. The NEOs are the Company’s chief executive officer, chief financial officer, chief legal officer, compliance officer and corporate secretary, chief commercial officer, chief human resource officer, and the next most highly compensated executive officer, as detailed in the table below.

2021 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	Incentive Plan Compensation ($) (3)	Discretionary Bonus ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Harold C. Bevis (1)	2021	536,539	632,700	660,000	—	—	45,078	1,874,317
President and Chief Executive Officer and Director	2020	334,615	1,200,000	—	500,000	—	258,807	2,293,422
	2019	—	—	—	—	—	—	—

Christopher H. Bohnert (1)	2021	414,615	189,000	311,220	—	—	53,203	968,038
Chief Financial Officer	2020	76,923	250,000	—	54,167	—	12,769	393,859
	2019	—	—	—	—	—	—	—

Aneezal H. Mohamed (1)	2021	309,920	160,000	335,450	—	—	11,600	816,970
Chief Legal Officer, Compliance Officer and Secretary	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—

Richard Tajer (1)	2021	316,949	120,000	278,556	—	—	11,600	727,105
Chief Commercial Officer and President of Electrical Systems	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—

Kristin S. Mathers (1)	2021	110,773	299,999	197,790	—	—	127,765	736,327
Chief Human Resource Officer	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—

Douglas F. Bowen (1)	2021	317,000	112,000	326,860	—	—	91,600	847,460
Senior Vice President & Managing Director	2020	257,400	337,125	36,744	188,760	—	3,784	823,813
	2019	276,269	63,935	—	—	—	11,400	351,604

(1)    Mr. Bowen was an NEO in 2021, 2020 and 2019. Messrs. Bevis and Bohnert were NEOs in 2021 and 2020. Messrs. Mohamed and Tajer and Ms. Mathers were designated as NEOs in 2021.
(2) The amount shown for Messrs. Bevis, Bohnert, Bowen, Mohamed and Tajer for 2021 represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant on March 30, 2021, or $9.88. The amount shown for Ms. Mathers for 2021 represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant on October 1, 2021, or $9.94. The amount shown for Messrs. Bevis and Bowen for 2020 represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant date of April 3, 2020, or $2.43.

The amount shown for Mr. Bevis also represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant on December 31, 2020, or $8.72. The amount shown for Mr. Bowen also represents a retention grant of 80,000 restricted shares issued on June 12, 2020 with a value based on the closing price of $2.65 that day. These shares were to cliff vest on June 12, 2022; however, due to his retirement, Mr. Bowen received accelerated vesting of 63,333 shares on December 31, 2021, while the remaining 16,667 shares will vest on June 12, 2022. The 2020 amount shown for Mr. Bohnert represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant date of October 20, 2020, or $6.09. In connection with the migration of LTIP awards from the fourth quarter of 2019 to the first quarter of 2020, there were no stock awards issued to our NEOs in the calendar year 2019.
(3) The amounts shown for 2021 represent incentive payments made in 2022 under the Commercial Vehicle Group Bonus Plan. The amount shown for Messrs. Mohamed and Bowen include $56,513 and $71,500, respectively, for LTIP payments made in 2021 for the award period October 1, 2018 through September 30, 2021. No payments were made pursuant to CVG’s AIP plan in 2020. Discretionary awards are reflected under Discretionary Bonus. The Incentive Plan Compensation amount shown for Mr. Bowen for 2020 includes a $36,744 LTIP payment made in 2020 for the award period October 1, 2017 through September 30, 2020. No annual incentive bonuses were paid to our NEOs in 2020 for the calendar year 2019.
(4) The amount shown for Mr. Bevis for 2020 represents a discretionary incentive bonus paid in 2021 at the sole discretion of the Committee. The amount shown for Mr. Bohnert represents a discretionary bonus paid in 2021 at the sole discretion of the Committee. The amount shown for Mr. Bowen includes a discretionary bonus paid in 2021 at the sole discretion of the Committee.
(5) Messrs. Bevis, Bohnert, Bowen, Mohamed, and Tajer elected not to participate in the Deferred Plan in 2021. Ms. Mathers was not eligible to participate in the Deferred Plan in 2021.
(6) All Other Compensation total includes consulting fees, company contributions to retirement plans, and relocation and temporary travel/lodging expenses paid in 2021, as detailed in the table below.

2021 All Other Compensation Table

Name	Consulting Fees ($)	Company Contributions to Deferred Compensation and 401 (k) Plans ($) (1)	Relocation and Temporary Travel/Lodging Expenses ($) (2)	Total ($)
Harold C. Bevis		11,600	33,478	45,078
Christopher H. Bohnert		11,600	41,603	53,203
Douglas F. Bowen	80,000	11,600	—	91,600
Aneezal H. Mohamed		11,600	—	11,600
Richard Tajer		11,600	—	11,600
Kristin S. Mathers		2,002	125,763	127,765

(1) Represents our matching contributions equal to 100% of the first 3%, and 50% of the next 2% of the participant’s contribution relating to the 401(k) Plan in 2021.
(2) The amount shown for Mr. Bevis and Ms. Mathers includes the payment or reimbursement of costs associated with their relocation to the Central Ohio area. The Company will continue to pay Mr. Bevis' ongoing storage fees and final move costs during 2023 due to construction delays related to his relocation primarily resulting from the COVID-19 pandemic. The amount shown for Mr. Bohnert was for temporary living while he was within his first year of employment.

The following table provides information regarding estimated possible payouts under the 2021 incentive plans:

2021 Grants of Plan Awards

			Estimated Future Payouts Under TSR Performance Share Non-Equity Incentive Plan Awards			Estimated Future Payouts Under TSR Performance Share Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
Harold C. Bevis	N/A	(1)	275,000	550,000	1,100,000	—	—	—	—	—
	3/30/21	(2)	316,348	632,700	1,265,400	—	—	—	—	—
	3/30/21	(3)	—	—	—	—	—	—	64,038	632,700
	3/30/21	(4)	—	—	—	316,348	632,700	1,265,400	—	—

Christopher H. Bohnert	N/A	(1)	136,500	273,000	546,000	—	—	—	—	—
	3/30/21	(2)	94,502	189,000	378,009	—	—	—	—	—
	3/30/21	(3)	—	—	—	—	—	—	19,130	189,000

Aneezal H. Mohamed	N/A	(1)	120,000	240,000	480,000	—	—	—	—	—
	3/30/21	(2)	79,998	160,000	320,000	—	—	—	—	—
	3/30/21	(3)	—	—	—	—	—	—	16,194	160,000

Richard Tajer	N/A	(1)	112,000	224,000	448,000	—	—	—	—	—
	3/30/21	(2)	60,001	120,000	240,000	—	—	—	—	—
	3/30/21	(3)	—	—	—	—	—	—	12,146	120,000

Kristin S. Mathers	N/A	(1)	112,000	224,000	448,000	—	—	—	—	—
	N/A	(2)	—	—	—	—	—	—	—	—
	10/1/21	(5)	—	—	—	—	—	—	30,181	299,999

Douglas F. Bowen	N/A	(1)	112,000	224,000	448,000	—	—	—	—	—
	3/30/21	(2)	61,000	112,000	224,000	—	—	—	—	—
	3/30/21	(3)	—	—	—	—	—	—	11,336	112,000

(1)"N/A" refers to the lack of a specific grant date for the annual incentive opportunity. See the “Compensation Discussion and Analysis - Annual Incentive Compensation” for a description of the 2021 metrics for the Commercial Vehicle Group Bonus Plan. These amounts represent potential payouts under the Bonus Plan in 2021. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation."
(2)See "Compensation Discussion and Analysis - Long Term Incentives" for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on March 30, 2021 under the 2020 Equity Incentive Plan. Messrs. Bevis, Bohnert, Mohamed, and Tajer's awards will be earned and payable following the end of the three-year performance period that concludes on December 31, 2023.
(3)Represents the restricted stock awarded on March 30, 2021 under the 2020 Equity Incentive Plan. Awarded shares vest ratably over three years with the first tranche vesting on December 31, 2021.
(4)Represents performance shares awarded to Mr. Bevis on March 30, 2021. Awarded shares were issued in the form of performance shares tied to relative performance of Total Shareholder Return (TSR) as compared to the established peer group. The performance shares will be earned and payable in CVGI stock following the end of the three-year performance period that concludes on December 31, 2023.
(5)Represents restricted stock awarded to Ms. Mathers as sign on incentives in October 2021. Awarded stock vests pro-rata on January 28 2022, 2023, and 2024.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2021, calculated using the closing stock price of $8.06 on December 31, 2021:

Outstanding Equity Awards at Fiscal 2021 Year-End

Name	Note	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harold C. Bevis	(1)	161,759	1,303,778	—	—
	(2)	—	—	187,494	1,511,202

Christopher H. Bohnert	(1)	12,753	102,789	—	—

Douglas F. Bowen	(1)	16,667	134,336	—	—

Aneezal H. Mohamed	(1)	26,790	215,927	—	—

Richard Tajer	(1)	56,432	454,842	—	—

Kristin S. Mathers	(1)	30,181	243,259	—	—

(1)     Represents the two-thirds of unvested restricted stock grants issued for Mr. Bevis on April 2020 which ratably vest on March 23, 2021, 2022, and 2023, two-thirds of unvested stock issued in December 2020 and March 2021, which both vest ratably on December 31, 2021, 2022 and 2023. For Mr. Bohnert, the unvested shares were issued March 2021 and will vest ratably December 31, 2021, 2022 and 2023. For Mr. Bowen, upon retirement on December 31, 2021, all of his shares automatically vested with the exception of a pro-rata portion of retention shares which will vest on June 12, 2022. Mr. Mohamed's unvested shares represent one-third of a stock grant issued April 2020 that vests ratably December 2020, 2021 and 2022 and two-thirds of the stock issued March 2021 and vests ratably on December 31, 2021, 2022 and 2023. Mr. Tajer's unvested shares represent one-third of the stock grant issued on April 2020 that vests ratably December 31, 2020, 2021 and 2022, unvested retention shares issued on June 2020 that will cliff vest on June 12, 2022 and the unvested shares awarded March 2021 that will ratably vest on December 31, 2021, 2022 and 2023. For Ms. Mathers, her unvested shares were part of her sign on incentives that vest in 3 annual installments on January 28, 2022, 2023 and 2024.
(2)    Mr. Bevis' award represents performance shares granted on April 3, 2020 at the target amount of 185,185 shares. The amount represents these shares, less one third, which vested March 23, 2021, and which are settled in CVGI stock in three annual installments on March 23 of each year, with remaining amounts vesting in March 2022 and March 2023, with a payout that may range from 0% to 200% based on performance. The amount also includes performance shares granted on March 31, 2021 at the target amount of 64,038 shares, that may range from 0% to 200% based on performance, which are earned and payable in CVGI stock following the end of the three-year performance period that concludes on December 31, 2023.

The following table shows the number of shares of common stock acquired by the NEOs upon the vesting of restricted stock during 2021:

2021 Option Exercise and Stock Vested Table (1)
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Harold C. Bevis	235,200	2,143,859
Christopher H. Bohnert	21,986	214,513
Douglas F. Bowen	113,253	921,884
Aneezal H. Mohamed	104,755	873,888
Richard Tajer	22,385	180,423
Kristin S. Mathers	—	—

(1)CVG stock options have not been awarded.
(2)Calculated using the closing price of CVGI shares as of the vesting date. In the case of Mr. Bevis the closing price of CVGI shares on March 23, 2021 was $10.07 and December 31, 2021 was $8.06. In the case of Mr. Bowen, the closing price of CVGI stock for the shares that vested on October 20, 2021 was $10.19 and the closing price of CVGI stock for the shares that vested on December 31, 2021 was $8.06. In the case of Mr. Bohnert, the closing price of CVGI shares on March 15, 2021 was $10.45 and the CVGI closing price on December 31, 2021 was $8.06. In the case of Mr. Mohamed, the closing price of CVGI shares on October 20, 2021 was $10.19 and the closing price of CVGI shares on December 10, 2021 was $8.34 and the closing price of CVGI shares on December 31, 2021 was $8.06. In the case of Mr. Tajer, the closing price of CVGI shares on December 31, 2021 was $8.06.

The 2021 Deferred Compensation Table has been omitted because the NEOs did not contribute to or participate in the Company's Deferred Compensation Plan in 2021. Additionally, the Company does not provide matching dollars under the Deferred Compensation Plan.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; death or disability; retirement; involuntary not for cause termination; change-in-control, and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2021 and are estimates of the amounts which would be paid out to the NEOs upon their termination. Mr. Bowen was no longer an NEO effective October 28, 2021 as a result of his announced retirement that was effective on December 31, 2021 so he does not appear in this table and information on the compensation payable to him in connection with his retirement is set forth below the table. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change in Control Table

Executive	Voluntary Termination or Involuntary for Cause Termination ($)	Death or Disability ($)	Retirement ($)	Involuntary not for Cause Termination ($)		Change-in-Control ($)	Change-in-Control and Termination Within Thirteen Months ($)(2)
Harold C. Bevis
Severance Payment (1)	—	1,760,000	660,000	1,760,000		—	1,680,000
Restricted Stock (3)	—	1,303,778	1,303,778	1,303,778		—	1,303,778
Stock Performance Award (4)		3,022,404	3,022,404	3,022,404		3,022,404	3,022,404
Cash Performance Award (5)	—	2,915,400	2,915,400	2,915,400		2,915,400	2,915,400
Benefit Continuation (6)	—	—	—	—		—	62,540
Legal Counsel Representation (7)	—	—	—	—		—	50,000
Totals	—	9,001,582	7,901,582	9,001,582		5,937,804	9,034,122

Christopher H. Bohnert
Severance Payment (1)	—	731,220	311,220	731,220		—	602,694
Restricted Stock (3)	—	102,789	102,789	—		—	102,789
Cash Performance Award (5)	—	—	—	—		189,000	189,000
Benefit Continuation (6)	—	—	—	—		—	9,801
Legal Counsel Representation (7)	—	—	—	—		—	50,000
Totals	—	834,009	414,009	731,220		189,000	954,284

Aneezal H. Mohamed
Severance Payment (1)	—	636,392	278,937	636,392		—	494,852
Restricted Stock (3)	—	215,927	215,927	—		—	215,927
Cash Performance Award (5)	—	—	—	—		160,000	160,000
Benefit Continuation (6)	—	—	—	—		—	19,551
Legal Counsel Representation (7)	—	—	—	—		—	50,000
Totals	—	852,319	494,864	636,392	636,392	160,000	940,330

Richard Tajer
Severance Payment (1)	—	609,556	278,556	609,556		—	525,694
Restricted Stock (3)	—	454,842	454,842	—		—	454,842
Cash Performance Award (5)	—	—	—	—		120,000	120,000
Benefit Continuation (6)	—	—	—	—		—	19,596
Legal Counsel Representation (7)	—	—	—	—		—	50,000
Totals	—	1,064,398	733,398	609,556		120,000	1,170,132

Kristin S. Mathers
Severance Payment (1)	—	544,790	197,790	544,790		—	544,790
Restricted Stock (3)	—	243,259	243,259	—		—	243,259
Cash Performance Award (5)	—	—	—	—		—	—
Benefit Continuation (6)	—	—	—	—		—	27,991
Legal Counsel Representation (7)	—	—	—	—		—	50,000
Totals	—	788,049	441,049	544,790		—	866,040

(1)The Severance Payment includes salary continuation obligations, severance payments and cash bonus payments the NEO is entitled to receive on any trigger event. In the case of death or disability, Mr. Bevis is entitled to receive any Annual Bonus earned with respect to the previous fiscal year but unpaid as of the date of his death or disability based on the higher of the actual amount accrued by the Company or the target amount as of the date of his death or disability; a prorated amount of the Annual Bonus for the fiscal year in which the his death or disability occurs, calculated by multiplying the greater of the Annual Bonus accrued by the Company as of his death or disability or his target Annual Bonus for such fiscal year based on the higher of the actual amount accrued by the Company or the target amount as of the date of his death or disability by a fraction, the numerator of which is the number of days he was employed during the applicable year and the denominator of which is 365. In the case of an involuntary, Not-For-Cause separation or a termination by Mr. Bevis for good reason or on retirement, Mr. Bevis is entitled to receive any Annual Bonus earned with respect to the previous fiscal year but unpaid as of the employment termination date; a prorated amount of the Annual Bonus for the fiscal year in which the termination occurs, calculated by multiplying the Annual Bonus that he would have received for such year had his employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days he was employed during the applicable year and the denominator of which is 365, payable when annual bonuses for such fiscal year are payable to other members of the senior management team; and salary continuation severance pay at the Base Salary rate for an additional twenty-four (24) months (except no such salary continuation severance payment is payable as a result of retirement).

In the case of Messrs. Bohnert, Mohamed, Tajer and Ms. Mathers, If the NEO is separated as a result of death, disability, or qualified retirement or is terminated by the Company without cause, the amount represents payment of any annual incentive award earned in the prior year but not yet paid and a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that the Executive would have received for such year had NEO's employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days the NEO was employed during the applicable year and the denominator of which is 365 and in the event of termination by the Company without cause, the Company will continue to pay the NEO his/her Base Salary in accordance with the Company's payroll practices in effect at the time of the employment separation for an additional twelve (12) months.

(2)In the event of a Change-in-Control and termination within thirteen months, the NEOs are entitled to the earned but unpaid portion of incentive compensation under the Bonus Plan as of December 31, 2021. The unpaid earned compensation is payable within 15 days after termination of employment, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of (A) six months from the date of the NEO's separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement.

In the event of a Change in Control and termination within thirteen months, the severance/salary termination benefit for Mr. Bevis is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by him over the last three fiscal years.

In the event of a Change in Control and termination within thirteen months, the severance benefit for Messrs. Bohnert, Mohamed, Tajer, and Ms. Mathers is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of the termination, plus the average annual performance incentive award actually received by the NEO over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of the delay period. Upon expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Employment Agreement or Change-in-Control Agreement.

(3)Payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2021 that will immediately vest in the trigger event, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2021 by the closing market price of our common stock on December 31, 2021, which was $8.06. See the "Outstanding Equity Awards at Fiscal 2021 Year-End Table."

(4)Mr. Bevis is entitled to be vested in the remaining portion of performance shares (determined assuming maximum performance for any performance period not yet completed) upon his termination of employment due to death, disability, retirement or resignation for Good Reason (each as defined in his Employment Agreement) or by the Company without Cause (as defined in the Employment Agreement). Mr. Bevis was awarded a target amount of 185,185 performance shares on April 3, 2020. These performance shares will be settled in CVGI stock in three annual installments over a three-year period on March 23 of each year, beginning in 2021; 123,457 shares of this award were unvested as of December 31, 2021. Mr. Bevis was awarded a target amount of 64,038 performance shares on March 31, 2021, which are earned and payable in CVGI stock following the end of the three-year performance period that concludes on December 31, 2023. The unvested performance shares will be determined as if he had achieved maximum performance and will be payable as soon as reasonably practicable following his employment termination.

(5)In the event of a Change-in-Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the plan and/or imposed by the Committee. The grantee will vest in the remaining unvested portion of the Cash Performance Award (determined assuming maximum performance for any performance period not yet completed) upon the grantee’s termination of employment due to (i) the grantee’s death, Disability, Retirement or resignation for Good Reason (each as defined in the Employment Agreement) or (ii) by the Company without Cause (as defined in the Employment Agreement).

The amount presented for Mr. Bevis includes the immediate vesting of restricted cash awarded to him, with the payout determined as if he had achieved maximum performance and payable as soon as reasonably practicable following his employment termination; immediate vesting of the discretionary cash award in 2020 with the amount of the payout determined as if he had achieved maximum performance and payable as soon as reasonably practicable following his employment termination.

For Mr. Bohnert, the amount presented represents the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, for the award period January 1, 2021 to December 31, 2023. For Messrs. Mohamed and Tajer, the amount presented represents the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, for the award periods April 1, 2020 to December 31, 2022 and January 1, 2021 to December 31, 2023.

(6)Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Bevis and 12 months for Messrs. Bohnert, Mohamed, Tajer and Ms. Mathers.

(7)Represents the maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

Mr. Bowen was no longer an executive officer effective October 28, 2021 as a result of his announced retirement that was effective on December 31, 2021. In connection with his retirement, he received (or will receive) the following compensation:

2021 Annual Incentive Payment	$255,360
Vesting of 63,333 shares of restricted stock, valued by multiplying the number of unvested shares by $8.06, the closing market price of our common stock on December 31, 2021	510,464
Vesting of 16,667 shares of restricted stock, valued by multiplying the number of unvested shares by $8.06, the closing market price of our common stock on December 31, 2021	134,336
Consulting Services Payment	80,000
Total	$980,160

The Company is obligated to pay the following pursuant to the NEOs’ Employment Agreement or Change-in-Control Agreement:

Terminations due to death, disability, for “Cause” or voluntary termination - the NEO will receive the earned but unpaid portion of base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control - the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with CVG's payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Bevis and an additional 12 months for Messrs. Bohnert, Mohamed, and Tajer and Ms. Mathers. In addition, any restrictions on restricted shares held by Mr. Bevis will lapse and the restricted stock awards will be deemed fully vested in the event of termination without cause.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control - The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but unused vacation and the amount of any earned but unpaid bonus, and incentive compensation or other fringe benefit through the date of termination. Mr. Bevis receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual incentive actually received by the executive over the last three fiscal years. Mr. Bevis also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Bohnert, Mohamed, and Tajer and Ms. Mathers is equal to one time the amount of the current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change in Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.

Change-in-Control - Under the cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Committee.

Non-competition and non-solicitation provisions - pursuant to his Employment Agreement, Mr. Bevis has agreed not to compete with us, or solicit any of our employees during the period in which he is employed by us and for a 24-month period thereafter. Pursuant to the Change-in-Control Agreements, Messrs. Bohnert, Bowen, Mohamed, and Tajer and Ms. Mathers have agreed not to compete with us, or solicit any of our employees, during the period in which they are employed by us and for a 12-month period thereafter.

Terms of Employment for Executive Officers

Each of our NEOs is generally entitled to participate in the following CVG benefit programs: participation in the management performance bonus plan; vacation in accordance with CVG policy, hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in the CVG 401(k) Savings Plan; participation in the Deferred Compensation Plan; reasonable and customary relocation package in connection with the start of employment, as appropriate; and severance in accordance with the applicable Employment Agreement or Change-in-Control Agreement.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors, and NEOs. These indemnification agreements require us, among other things, to indemnify our directors, and NEOs for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by each of our directors, and NEOs in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he or she is or was a director, or an NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve in these roles.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. Accordingly, no interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Grants - There are no stock option grants outstanding.

As of December 31, 2021, a total of approximately 2.9 million shares were available for future grants from the shares authorized for award under the 2020 Equity Incentive Plan, including cumulative forfeitures.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Bevis, President and CEO, to the annual total compensation of our median employee:

For 2021, our last completed fiscal year:

•the median compensation of our employees (other than our President and CEO), was $12,889; and
•the annual total compensation of the President and CEO as reported in the Summary Compensation Table was $1,874,317.

Based on this information, for 2021, the ratio of the annual total cash compensation of our President and CEO, to the annual compensation of our median employee was 145:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, particularly as compared to those companies that do not have a strong representative employee population in lower cost regions.

To identify the "median employee" from our employee population, we used actual base salary paid, bonus paid and any overtime paid during the 12-month period ending on December 31, 2021. For purposes of this analysis, we annualized the base compensation of any employees who worked a partial calendar year. For purposes of this calculation, we also included the Company cost of non-discriminatory benefits for both our CEO and our median employee. Compensation of non US employees was converted from local currency to US dollars using average exchange rates in effect during the 12-month period ending on December 31, 2021.

In 2021 our employee population consisted of approximately 7,100 individuals globally, with the majority based in Mexico and Eastern Europe in our labor intensive wire harness business, which substantially influences the median employee compensation. As compared to the average employee compensation across all geographies within our manufacturing footprint, the ratio of Mr. Bevis' compensation is 59:1.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the last fiscal year.

Other Matters
Submission of Stockholders’ Proposals and Additional Information
Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2023 annual meeting of stockholders must be received by us on or before the close of business December 23, 2022. Such proposals must be submitted by certified mail, return receipt requested. The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Accordingly, stockholders who intend to present a proposal at the 2023 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than March 8, 2023 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2023 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2023 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Company’s General Counsel, Compliance Officer and Secretary.
We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

Soliciting Proxies

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Aneezal H. Mohamed
Chief Legal Officer, Compliance Officer and Secretary

April 20, 2022

IT IS IMPORTANT THAT THE PROXY CARDS BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

D74119-P71086

CVG

Proxy – Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert C. Griffin and Aneezal H. Mohamed, and each of them, the attorneys and proxies of the undersigned, with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 30, 2022, at the annual meeting of stockholders to be held on May 19, 2022, or any postponements or adjournments thereof, with all the powers the undersigned would posses if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 1 on the reverse side, FOR Proposals 2 and 3, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CVG

COMMERCIAL VEHICLE GROUP, INC.
ATTN: ANEEZAL H. MOHAMED
7800 WALTON PARKWAY
NEW ALBANY, OH 43054

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CVGI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74118-P71086

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMERCIAL VEHICLE GROUP, INC.

The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposals 2 and 3.

		For	Withhold
1.	Election of seven Directors to hold office until the 2023 Annual Meeting of Stockholders:		
	1a. Harold C. Bevis	☐	☐
	1b. Roger L. Fix	☐	☐
	1c. Ruth Gratzke	☐	☐
	1d. Robert C. Griffin	☐	☐
	1e. J. Michael Nauman	☐	☐
	1f. Wayne M. Rancourt	☐	☐
	1g. James R. Ray	☐	☐

		For	Against	Abstain
2.	A non-binding advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐
3.	A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company, for the fiscal year ending December 31, 2022.	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date